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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
JNI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear JNI Stockholder:

        Our board of directors has approved a merger pursuant to which JNI will be acquired by Applied Micro Circuits Corporation ("AMCC").

        If the merger is completed, holders of JNI common stock will be entitled to receive $7.00 in cash, without interest, for each share of JNI common stock they own.

        Our stockholders will be asked at a special meeting of our stockholders to adopt the merger agreement and approve the merger. Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, JNI and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. In reaching this determination our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and approval of the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        The date, time and place of the special meeting to consider and vote upon these proposals is as follows:

October 28, 2003
10:00 a.m., local time
JNI Corporation
10945 Vista Sorrento Parkway
San Diego, California 92130

        Our directors and our executive officers who collectively owned approximately 2% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date have entered into individual voting agreements with AMCC pursuant to which they have agreed to vote their shares of JNI common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger.

        The proxy statement attached to this letter is dated September 23, 2003, and is first being mailed to our stockholders on or about September 23, 2003. Because the proxy statement provides you with more information about the special meeting of our stockholders and the proposed merger, we encourage you to read the entire proxy statement carefully.

        Your vote is very important.    Whether or not you plan to attend the special meeting, if you are a holder of JNI common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Russell Stern President and Chief Executive Officer JNI Corporation

JNI Corporation
10945 Vista Sorrento Parkway
San Diego, California 92130
(858) 523-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, OCTOBER 28, 2003

To the Stockholders of JNI Corporation:

        A special meeting of stockholders of JNI Corporation, a Delaware corporation ("JNI"), will be held on Tuesday, October 28, 2003 at 10:00 a.m., local time, at JNI's headquarters located at 10945 Vista Sorrento Parkway, San Diego, California 92130, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 28, 2003, by and among Applied Micro Circuits Corporation, a Delaware corporation ("AMCC"), Azure Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMCC ("Merger Sub"), and JNI, and to approve the merger of JNI with Merger Sub pursuant to which JNI will become a wholly-owned subsidiary of AMCC and each outstanding share of JNI common stock will be converted into the right to receive $7.00 in cash.

  2.
  To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

        Our board of directors has fixed the close of business on September 15, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of JNI common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote 27,566,727 shares of common stock. Holders of JNI common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions.

        Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of JNI common stock is required to adopt the merger agreement and approve the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of adoption of the merger agreement and approval of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting but will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

San Diego, California September 23, 2003	Paul Kim Secretary

i

Appraisal Rights	29
Representations and Warranties	30
Covenants Relating to the Conduct of Business	31
Restrictions Against Solicitation	33
Conditions to the Closing of the Merger	34
Termination	36
Expenses and Termination Fees	38
Further Actions	38
Public Announcements	38
Director's and Officer's Insurance and Indemnification	38
Stock Plans	39
Employee Stock Purchase Plan	39
Employee Benefit Matters	40
Rights Agreement	40
Amendment and Waiver	40
The Voting Agreements	40
REGULATORY MATTERS	41
CERTAIN LITIGATION	41
MARKET PRICE AND DIVIDEND DATA	42
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
OTHER MATTERS	44
WHERE YOU CAN FIND MORE INFORMATION	44
STOCKHOLDER PROPOSALS	45

ANNEX A Agreement and Plan of Merger
ANNEX B Form of Voting Agreement
ANNEX C Section 262 of the Delaware General Corporation Law, Rights of Dissenting Stockholders
ANNEX D Opinion of Bear, Stearns & Co. Inc.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement contains "forward-looking statements," as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should," and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Applied Micro Circuits Corporation's ("AMCC") current filings with the SEC, including our most recent filing on Form 10-Q and AMCC's most recent filing on Form 10-Q, which discuss these and other important risk factors concerning our respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER

        Q:    What will I receive in the merger?

        A:    If the merger is completed, you will be entitled to receive $7.00 in cash, without interest, for each share of JNI common stock you own. For example, if you own 100 shares of JNI common stock, you will receive $700.00 in cash in exchange for such shares.

        Q:    What do I need to do now?

        A:    We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

        Q:    What vote is needed to approve the merger?

        A:    The affirmative vote of a majority of the outstanding shares of JNI common stock is required to approve the merger. Each holder of JNI common stock is entitled to one vote per share.

        Q:    What happens if I do not return a proxy card?

        A:    If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

        Q:    May I vote in person?

        A:    Yes. If your shares are not held in "street name" through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in "street name," you must get a proxy from your broker or bank in order to vote your shares at the special meeting.

        Q:    Do I need to attend the special meeting in person?

        A:    No. You do not have to attend the special meeting in order to vote your shares of JNI common stock. Your shares can be voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

        Q:    May I change my vote after I have mailed my signed proxy card?

        A:    Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

        Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

        A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

        Q:    Should I send in my JNI stock certificates now?

        A:    No. After the merger is completed, you will receive written instructions for exchanging your shares of JNI common stock for the merger consideration of $7.00 in cash, without interest, for each share of JNI common stock that you own, subject to the terms of the merger agreement.

        Q:    When do you expect the merger to be completed?

        A:    We are working toward completing the merger as quickly as possible. We expect to complete the merger during the fourth quarter of 2003. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived.

        Q:    What if the proposed merger is not completed?

        A:    It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the holders of a majority of JNI common stock failing to adopt the merger agreement. If the merger is not completed because the holders of a majority of JNI common stock fail to adopt the merger agreement, we are required to pay AMCC up to $2,000,000 of its expenses and under certain other circumstances, $7,000,000. In the event the merger is not completed, we will continue our current operations and will remain a publicly-held company.

        Q:    Who can help answer my questions?

        A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

JNI Corporation
Attn: Investor Relations
10945 Vista Sorrento Parkway
San Diego, California 92130
(858) 523-7000

or

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York, 10016
(800) 322-2885

v

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See "Where You Can Find More Information." The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

JNI Corporation
Attn: Investor Relations
10945 Vista Sorrento Parkway
San Diego, California 92130
(858) 523-7000

        We were incorporated under the laws of Delaware in 1997. We are a leading designer and supplier of Fibre Channel enterprise storage connectivity products that connect servers and data storage devices. We currently design, market and sell a broad range of Fibre Channel host bus adapters that connect servers to storage subsystems to facilitate the integration and management of devices used in storage area networks, or SANs. Our Fibre Channel products operate with most major server operating systems and network configurations used in SANs. Our Fibre Channel host bus adapters incorporate our proprietary ASIC technology and can be used both with Unix-based and PC-based server platforms and their associated interfaces. Our software drivers enable the integration of our host bus adapters into heterogeneous environments and ensure interoperability between different sets of platforms and servers. We also offer a line of InfiniBand products for server-to-server connectivity that are designed to operate with Windows 2000, Linux and Solaris.

        See "The Companies—JNI."

Applied Micro Circuits Corporation
6290 Sequence Drive
San Diego, CA 92191
(858) 450-9333

        AMCC was incorporated and commenced operations in California in 1979. AMCC was reincorporated under the laws of Delaware in 1987. AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon integrated circuits empowering wide area networks. AMCC utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit, or IC, products that enable the transport of voice, video and data over wide area networks.

        All information related to AMCC in this proxy statement has been provided by AMCC for inclusion in this document.

        See "The Companies—AMCC."

Azure Acquisition Corp.
6290 Sequence Drive
San Diego, CA 92191
(858) 450-9333

        Incorporated in Delaware on August 25, 2003, Azure Acquisition Corp. is a wholly-owned subsidiary of AMCC organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

        All information related to Azure Acquisition Corp. in this proxy statement has been provided by AMCC for inclusion in this document.

        See "The Companies—Azure Acquisition Corp."

The Special Meeting of JNI's Stockholders

        Time, Date and Place.    A special meeting of our stockholders will be held on Tuesday, October 28, 2003, at JNI's headquarters located at 10945 Vista Sorrento Parkway, San Diego, California 92130 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement and approve the merger and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

        Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of JNI common stock at the close of business on September 15, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of JNI common stock you owned at the close of business on the record date. There are approximately 27,566,727 shares of JNI common stock entitled to be voted at the special meeting.

        Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of JNI common stock outstanding at the close of business on the record date.

        Voting by our Directors and our Executive Officers.    Our directors and our executive officers who collectively owned approximately 2% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with AMCC pursuant to which they have agreed to vote their shares of JNI common stock in favor of adoption of the merger agreement and approval of the merger.

        See "The Special Meeting."

Merger Consideration

        If the merger is completed, you will be entitled to receive $7.00 in cash, without interest, in exchange for each share of JNI common stock that you own.

        After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a JNI stockholder. You will receive your portion of the merger consideration after exchanging your stock certificates of JNI common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—Merger Consideration."

Treatment of Options Outstanding under JNI's Stock Plans

        As a result of the merger, stock options under our 1997 Stock Option Plan, 1999 Stock Option Plan and 2000 Non-Qualified Stock Option Plan that are outstanding at the effective time of the merger will be assumed and shall continue to have, and be subject to, the same terms and conditions applicable to your JNI stock options, except that:

  •
  such option will be exercisable for that number of whole shares of AMCC's common stock equal to the product of the number of shares of JNI common stock subject to the option multiplied by a fraction (referred to as the "Option Exchange Ratio"), the numerator of which is $7.00 and the denominator of which is the average closing sales price for one share of AMCC common stock on the Nasdaq National Market for the five (5) trading-day period ending on the first business day immediately preceding the closing date of the merger; and

  •
  the exercise price of such option will be equal to the per share exercise price for the shares of JNI common stock purchasable pursuant to the option divided by the Option Exchange Ratio, rounded up to the nearest whole cent.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—Stock Plans."

Material United States Federal Income Tax Consequences of the Merger

        The exchange of shares of JNI common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes. If you are a U.S. taxpayer, your receipt of cash in the merger will be a taxable sale of your JNI common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of JNI common stock and (2) the tax basis of your shares of JNI common stock.

        See "The Merger—Material United States Federal Income Tax Consequences of the Merger."

        Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger

        Our board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with our senior management, legal counsel and financial advisors.

        See "The Merger—Reasons for the Merger" and "The Merger—Board of Directors' Recommendation."

Recommendation to Stockholders

        Our board of directors has unanimously:

  •
  determined that the merger is advisable and fair to, and in the best interests of, JNI and our stockholders;

  •
  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

  •
  declared that it is in the best interests of JNI's stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement;

  •
  recommended that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger; and

  •
  recommended that our stockholders vote FOR the approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

        See "The Merger—Reasons for the Merger" and "The Merger—Board of Directors' Recommendation."

Opinion of our Financial Advisor

        Bear, Stearns & Co. Inc. ("Bear Stearns") delivered its opinion to our board of directors as to the fairness of the merger consideration, from a financial point of view. The full text of the written opinion of Bear Stearns which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. We encourage you to read the opinion in its entirety.

        See "The Merger—Opinion of JNI's Financial Advisor."

Interests of JNI's Directors and Management in the Merger

        When considering the unanimous recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours, including:

  •
  certain indemnification arrangements for our directors and officers will be continued if the merger is completed; and

  •
  certain of our officers may be entitled to severance payments and will have the vesting of options accelerated in connection with the merger if they are terminated or resign under certain circumstances following the completion of the merger.

        See "The Merger—Interests of JNI's Directors and Management in the Merger."

Market Price and Dividend Data

        The common stock of JNI is listed on The Nasdaq National Market under the symbol "JNIC." On August 27, 2003, the last full trading day prior to the public announcement of the proposed merger, JNI common stock closed at $5.77. On September 22, 2003, the last trading day prior to the date of this proxy statement, JNI common stock closed at $6.89.

        See "Market Price and Dividend Data."

The Merger Agreement

        The following is a summary of certain of the principal provisions of the merger agreement.

        Conditions to Completion of the Merger.    To complete the merger, a number of conditions must be satisfied. These include:

  •
  Our representations and warranties contained in the merger agreement shall be accurate in all respects as of the date of the merger agreement and as of the closing date of the merger, except for any inaccuracies in such representations and warranties that do not, in the aggregate, constitute a material adverse effect (as defined in the merger agreement) on JNI.

  •
  The representations and warranties of AMCC contained in the merger agreement shall be accurate in all respects as of the date of the merger agreement and as of the closing date of the merger, except for any inaccuracies in such representations and warranties that do not, in the aggregate, constitute a material adverse effect (as defined in the merger agreement) on AMCC.

  •
  JNI, AMCC and Azure Acquisition Corp. shall each have performed or complied with any covenants or obligations required to be performed by or complied with by such party under the merger agreement at or prior to the closing date of the merger in all material respects.

  •
  There shall be no legal proceeding pending or threatened by any governmental body that seeks to prevent the consummation of the merger.

  •
  The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated and any similar waiting period under any applicable material foreign antitrust laws shall have expired or been terminated and any required consents under such laws shall have been obtained.

  •
  No event, change or effect, individually or in the aggregate, shall have occurred which would have or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on us. Among other things, if we have cash and cash equivalents of less than $78,000,000 on the closing date of the merger, it will be deemed to be a material adverse effect.

  •
  The merger agreement shall have been duly adopted by our stockholders as required by the applicable laws.

  •
  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—Conditions to the Closing of the Merger."

  Restrictions Against Solicitation

        We have agreed that we will not, nor will we permit our advisors or other representatives to, directly or indirectly:

  •
  solicit, initiate or knowingly encourage, or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an acquisition transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer; or

  •
  furnish any information regarding us to any person in connection with or in response to an acquisition transaction or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition transaction; or

  •
  engage in discussions or negotiations with any person with respect to any acquisition transaction; or

  •
  approve, endorse or recommend any acquisition transaction; or

  •
  make or authorize any statement, recommendation or solicitation in support of any possible acquisition transaction; or

  •
  enter into any letter of intent or similar document or any contract having a primary purpose of effectuating, or which would effect, any acquisition transaction.

        The merger agreement provides, however, that at any time prior to obtaining stockholder approval of the merger, we may, in response to a superior offer and provided certain conditions are met:

  •
  furnish information with respect to us to the person or entity (and its representatives) making such superior offer pursuant to a substantially similar confidentiality agreement as the confidentiality agreement we entered into with AMCC, provided that all of such information not previously supplied to AMCC is provided to AMCC on a substantially concurrent basis; and

  •
  participate in discussions or negotiations with the person or entity (and its representatives) regarding such superior proposal.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—No Solicitation."

  Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned by mutual written consent, or by either AMCC or us:

  •
  if the merger has not been consummated by January 31, 2004;

  •
  if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

  •
  if we do not obtain stockholder approval at our special meeting.

        The merger agreement may be terminated and the merger may be abandoned by AMCC if:

  •
  any of our representations and warranties are inaccurate and the inaccuracies constitute a material adverse effect (as defined in the merger agreement) on us or we have breached or failed to perform any of our covenants or obligations in a material manner; provided, however, that if an inaccuracy in our representations and warranties or a breach of a covenant is curable by us and we are continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then AMCC may not terminate on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach; or

  •
  if a triggering event has occurred.

        The merger agreement defines the term "triggering event" to mean:

  •
  the failure of our Board to recommend that our stockholders vote to adopt the merger agreement, or the withdrawal or modification in a manner adverse to AMCC of our Board's recommendation;

  •
  our failure to include in this proxy statement our Board's recommendation;

  •
  the approval, endorsement or recommendation of any other acquisition transaction by our Board or our Board having resolved or announced an intention to do so;

  •
  our entry into any letter of intent or similar document or any contract relating to any other acquisition transaction;

  •
  a tender or exchange offer relating to our securities has been commenced and we have not sent our securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

  •
  an acquisition transaction (other than a tender or exchange offer) is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition transaction within ten business days after such announcement; or

  •
  violation of the solicitation restrictions set forth in the merger agreement by us or our directors, officers, employees, agents, attorneys, accountants, advisors or representatives.

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by us if any of AMCC's representations and warranties are inaccurate and the inaccuracies constitute a material adverse effect (as defined in the merger agreement) on AMCC or if AMCC or Azure Acquisition Corp. has breached or failed to perform any of their covenants or obligations in a material manner; provided, however, that if an inaccuracy in AMCC's representations and warranties or a breach of a covenant by AMCC or Azure Acquisition Corp. is curable by AMCC or Azure Acquisition Corp. and AMCC is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then we may not terminate on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—Termination."

  Expenses and Termination Fee

        The merger agreement requires that we pay AMCC an amount equal to two times AMCC's expenses incurred in connection with the merger if AMCC or we terminate the merger agreement because our stockholders failed to approve the merger; provided, however, such amount cannot exceed $2,000,000. The merger agreement also requires that we pay AMCC a termination fee of $7,000,000 (less any amounts paid as described in the preceding sentence) if the merger agreement is terminated under certain circumstances.

        See "The Merger Agreement and Voting Agreements—The Merger Agreement—Expenses and Termination Fee."

Appraisal Rights

        Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law ("DGCL") holders of record of JNI common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and otherwise comply with the requirements of Section 262 of the DGCL are entitled to appraisal rights in connection with the merger, whereby such stockholders may receive the "fair value" of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL on a timely basis may result in a loss of those appraisal rights. The provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex C.

        These rights and related procedures are discussed more fully under the section entitled "The Merger—Appraisal Rights."

THE SPECIAL MEETING

        We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

        We will hold the special meeting at our offices located at 10945 Vista Sorrento Parkway, San Diego, California 92130 at 10:00 a.m., local time, on Tuesday, October 28, 2003.

Purpose of Special Meeting

        At the special meeting, we will ask holders of JNI common stock to adopt the merger agreement and approve the merger. Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, JNI and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that our stockholders vote FOR the adoption of the merger agreement and the approval of the merger.

        Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of JNI common stock at the close of business on September 15, 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date, approximately 27,566,727 shares of JNI common stock were issued and outstanding and held by approximately 138 holders of record. A quorum is present at the special meeting if a majority of the shares of JNI common stock issued and outstanding and entitled to vote on the record date is represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of JNI common stock on the record date are entitled to one vote per share at the special meeting on each of the proposals.

Votes Required

        The adoption of the merger agreement and the approval of the merger requires the affirmative vote of the holders of a majority of the shares of JNI common stock outstanding on the record date. Failure to vote, abstention from voting, and broker non-votes will each have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

        The approval of the proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the special meeting to adopt the merger agreement and approve the merger requires the affirmative vote of a majority of the votes cast on this proposal at the special meeting. Failure to vote, abstentions and broker non-votes will have no effect on the outcome of this proposal.

Voting by JNI's Directors and Executive Officers

        Our directors and executive officers who collectively owned approximately 2% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with AMCC. Pursuant to the voting agreements, our directors and executive officers have agreed to vote their shares of JNI common stock in favor of adoption of the merger agreement and approval of the merger, and against any proposal adverse to the merger. Our directors and executive officers have also provided proxies giving AMCC the right to vote the shares of JNI common stock beneficially owned by them, including shares of JNI common stock they acquire after the date of the voting agreement, in favor of the adoption of the merger agreement and approval of the merger and against any proposal adverse to the merger.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified on the proxy. Properly executed proxies that do not contain voting instructions will be voted FOR the adoption of the merger agreement and the approval of the merger and FOR the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies necessary to adopt the merger agreement and approve the merger. However, proxies voted AGAINST the adoption of the merger agreement and approval of the merger which contain no voting instructions for adjournment or postponement of the special meeting will not be voted for such proposal.

        Shares of JNI common stock represented at the special meeting but not voting, including shares of JNI common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted for the adoption of the merger agreement and approval of the merger, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of the merger proposal. If a holder of JNI common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement and approval of the merger. Brokers who hold shares of JNI common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. Broker non-votes will effectively count as votes against the adoption of the merger agreement and approval of the merger.

        Failure to vote, abstentions and broker non-votes will have no effect on the proposal to adjourn or postpone the special meeting, if necessary, to solicit more proxies to approve the merger.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

Revocability of Proxies

        The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

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  filing with our Secretary a duly executed revocation of proxy;

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  submitting a duly executed proxy to our Secretary bearing a later date; or

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  appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

        If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

        All costs of solicitation of proxies will be borne by us. We have retained MacKenzie Partners, Inc., a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting, at a cost not to exceed $12,500, plus reimbursement for reasonable expenses. In addition, our directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See "The Merger—Interests of JNI's Directors and Management in the Merger."

        The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

        Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of JNI common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Adjournment and Postponement

        Our bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting to another place, date or time. If a quorom is not present at the special meeting, we currently anticipate that the chairman of the special meeting will exercise his bylaw authority to adjourn the special meeting by means of such adjournment. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, holders of JNI common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

THE COMPANIES

JNI

        We are a leading designer and supplier of Fibre Channel enterprise storage connectivity products that connect servers and data storage devices. We currently design, market and sell a broad range of Fibre Channel host bus adapters that connect servers to storage subsystems to facilitate the integration and management of devices used in storage area networks, or SANs. Our Fibre Channel products operate with most major server operating systems and network configurations used in SANs. Our Fibre Channel host bus adapters incorporate our proprietary ASIC technology and can be used both with Unix-based and PC-based server platforms and their associated interfaces. Our software drivers enable the integration of our host bus adapters into heterogeneous environments and ensure interoperability between different sets of platforms and servers. We also offer a line of InfiniBand products for server-to-server connectivity that are designed to operate with Windows 2000, Linux and Solaris.

        We have leveraged our success in the market for SAN connectivity products in high-end Sun Solaris operating environments to build a reputation for quality that has enabled us to obtain certifications from leading storage and server original equipment manufacturers, or OEMs, including EMC, Hewlett-Packard, Hitachi Data Systems, IBM, Network Appliance, StorageTek and Sun Microsystems. We also maintain strategic relationships with industry leaders, including Brocade, LSI Storage-Metastor, McData, Mellanox Technologies, Oracle, TopSpin and VERITAS Software. Additionally, we have distributor agreements in place with key distributors of our products, including Acal Electronics, Bell Micro, GE Access and Tidal Wire.

        We are based in San Diego, California. We were incorporated in Delaware in 1997. Our principal executive offices are located at 10945 Vista Sorrento Parkway, San Diego, CA 92130, and our telephone number is (858) 523-7000.

        Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

AMCC

        AMCC designs, develops, manufactures and markets high-performance, high-bandwidth silicon integrated circuits empowering wide area networks. AMCC utilizes a combination of high-frequency analog, mixed-signal and digital design expertise coupled with system-level knowledge and multiple silicon process technologies to offer integrated circuit, or IC, products that enable the transport of voice, video and data over wide area networks. AMCC's customers include leading communications equipment manufactures, or OEMs.

        AMCC is based in San Diego, California. AMCC was incorporated and commenced operations in California in 1979. AMCC was reincorporated in Delaware in 1987. AMCC's principal executive offices are located at 6290 Sequence Drive San Diego, CA 92191, and its telephone number is (858) 450-9333.

        Additional information regarding AMCC is contained in AMCC's filings with the Securities and Exchange Commission. See "Where You Can Find More Information."

        All information related to AMCC in this proxy statement has been provided by AMCC for inclusion in this document.

Azure Acquisition Corp.

        Azure Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of AMCC. Azure Acquisition Corp. was incorporated in Delaware on August 25, 2003 and was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

        All information related to Azure Acquisition Corp. in this proxy statement has been provided by AMCC for inclusion in this document.

THE MERGER

Background to the Merger

        From time to time, as part of our long-term strategy to increase stockholder value, our board of directors and senior management have considered a variety of potential strategic alternatives, which have included possible transactions with other companies that have approached us or that we have approached, as well as remaining an independent public company and consummating acquisitions or mergers with other companies.

        In late 2001 and intermittently through the first half of 2002, our former management conducted a series of discussions with a large technology company, Company A, regarding a technology alliance and original equipment manufacturer relationship. As these discussions evolved, Company A indicated a strong interest in a possible acquisition of JNI. In May 2002, we engaged Bear Stearns to assist us in evaluating the suitability of Company A as an acquiror and to act as our financial advisor with respect to a potential sale of JNI. Negotiations with Company A were suspended indefinitely after the parties were unable to agree on valuation.

        In September 2002, we hired Russell Stern as our Chief Executive Officer, and Mr. Stern undertook a comprehensive evaluation of our products, technologies, markets, infrastructure and management. In November 2002, we engaged Mercer Management Consulting to prepare a strategic analysis to assist in this evaluation. The initial results of these efforts were presented to our board of directors at its regularly scheduled meeting in January 2003. One of the joint recommendations of our management and Mercer was that we begin a process of seeking to divest our application specific integrated circuit, or ASIC, business based in Fremont, California. Our board of directors authorized management to initiate this process, and on January 27, 2003, we publicly announced that we were exploring strategic options to optimize the value and market responsiveness of our ASIC business. We engaged Mercer Securities to act as our financial advisor with respect to the potential divestiture of our ASIC business.

        During the first quarter of 2003, JNI and Mercer developed a list of over 30 potential acquirors for the ASIC business, nearly all of which could have also been potential acquirors for JNI. Included on that list was Company A. Over the first half of 2003, JNI and Mercer contacted the entities on the list of potential acquirors to assess their interest in acquiring the ASIC business. During this quarter, we approached the management and the financial advisors of Company A to determine its interest in either the ASIC divestiture or the sale of all of JNI, but Company A indicated that it was not in a position to pursue either transaction at that time.

        While most of the entities that JNI and Mercer contacted indicated that they had limited interest in pursuing a transaction, several of them entered into nondisclosure agreements with us and conducted preliminary investigations into acquiring the ASIC business and, in one case, all of JNI. When our Board held its regular meeting on April 25, 2003, management reported on the ongoing divestiture efforts. As part of this report, management informed our board of directors that one of the parties, Company B, that had expressed the most interest in the ASIC business had requested that it be permitted to conduct a more comprehensive investigation into a potential acquisition of JNI. Our board of directors authorized management to take appropriate steps to evaluate the interest level of Company B, including its expectations regarding valuation. Over the next several weeks, we exchanged information with Company B and pursued discussions concerning a potential transaction. We contacted Bear Stearns and requested that they participate in the discussions in continuation of their prior engagement to sell JNI. Concurrently, JNI and Mercer continued to cultivate interest in a divestiture of the ASIC business by contacting additional prospective acquirors, including AMCC.

        In June 2003, Company B determined that it was not in a position to complete an acquisition of JNI and instead that it wanted to focus its attention on a potential acquisition of the ASIC business.

Accordingly, we discontinued our efforts to pursue a sale of all of JNI to Company B, and the parties began negotiations over a letter of intent for a divestiture of the ASIC business.

        In early July 2003, after conducting an initial evaluation of the ASIC business, AMCC requested a meeting with our senior management to obtain information regarding our operations. In advance of this meeting, JNI and AMCC entered into a nondisclosure agreement. Russ Krapf, our Vice President of Business Development, Paul Kim, our Chief Financial Officer, Sassan Teymouri, General Manager of ASIC and Gordon Liechti, our Vice President of Sales met with AMCC's senior management and presented an overview of our business plans and technology. Over the ensuing days, members of our senior management continued a dialogue with Joseph Vithayathil, AMCC's Senior Vice President, Business Development, concerning a potential sale of JNI, and our management communicated its preliminary expectations concerning valuation levels.

        On July 14, 2003, AMCC delivered a non-binding proposal in writing to us for a cash acquisition of JNI. After reviewing the proposal with Bear Stearns, financial advisor with respect to the sale of JNI, Gray Cary Ware & Freidenrich LLP, legal counsel to JNI, and several members of our board of directors, our management responded to AMCC that both the purchase price and the terms of the proposal were unsatisfactory. After discussions between Bear Stearns and Goldman Sachs, financial advisor for AMCC, as well as telephone conversations between our management and AMCC management, the parties agreed that the disagreement over the purchase price for JNI could be resolved. AMCC indicated its willingness to increase the purchase price provided that we addressed certain open issues. As a result, the parties agreed to hold a meeting on July 21, 2003 at AMCC's headquarters in San Diego.

        The July 21, 2003 meeting was attended by several members of our management and finance teams, representatives of Bear Stearns and Gray Cary, several members of AMCC's management, legal and finance teams and representatives of Goldman Sachs. During the meeting, our management made presentations regarding our strategy, product roadmap, finances and other matters. Subsequent to the meeting, AMCC requested additional information and indicated that it would present to JNI a revised proposal prior to our board of directors meeting scheduled for July 25, 2003.

        Over the ensuing days, we made a series of inquiries to several entities that had previously expressed interest in acquiring JNI as well as to other potential acquirors. None of the contacted parties indicated an interest in acquiring JNI. We also notified Company B that we were discussing an acquisition of the whole company with a third party. We informed them that we preferred the total acquisition and suggested that Company B reconsider an acquisition of JNI. Company B declined to engage in such review and offered to stand by to pursue a purchase of the ASIC business only.

        On July 24, 2003, AMCC delivered to JNI in writing a revised proposal to acquire JNI with an increased purchase price.

        On July 25, 2003, our board of directors held a regularly scheduled meeting. During the meeting, our management presented the board of directors with an extensive analysis of the risks and opportunities facing us as a standalone entity. Thereafter, our board of directors reviewed and engaged in a lengthy discussion regarding the revised proposal from AMCC. Gray Cary lead a discussion regarding the applicable fiduciary duties of a board considering a sale of a company for cash. This discussion included consideration of whether an auction of JNI would maximize stockholder value. Our board of directors determined in its business judgment based on information provided by Bear Stearns and management concerning the communications with prospective acquirors that an auction at that time would likely not be the best means to achieve a maximization of stockholder value. Our board of directors also concluded that the purchase price and terms of the revised proposal were still not acceptable and that the terms of the offer were unsatisfactory. Nonetheless, our board of directors instructed management to continue with negotiations to determine if a higher value and more favorable terms were achievable with AMCC. At the conclusion of the meeting, our board of directors requested that Bear Stearns make a presentation to our board of directors concerning valuation issues on July 27, 2003.

        Subsequent to the July 25, 2003 board of directors meeting, Bear Stearns informed Goldman Sachs that our Board was not in a position to accept the revised proposal. The parties then agreed that further valuation discussions should be suspended until after we released quarterly results of operations on July 29, 2003.

        On July 28, 2003, at a telephonic board of directors meeting, representatives of Bear Stearns made a presentation to our Board concerning various valuation metrics. Our board of directors discussed these metrics in light of AMCC's most recent proposal and instructed management to continue negotiations after the earnings release with the goal to achieve a higher purchase price and improved terms.

        After the close of market on July 29, 2003, we made our quarterly earnings release. On the following day, the trading price of JNI's common stock declined by approximately 14% to $5.50 per share.

        On July 30, 2003, AMCC informed us that it was willing to increase the price it was willing to offer, but did not propose any change in terms. We indicated that the revised price was still not satisfactory. A number of conversations between JNI and AMCC management as well as representatives of Bear Stearns and Goldman Sachs took place over the course of the 30th and the 31st of July regarding valuation issues. During the morning of August 1, 2003, Mr. Stern and David Rickey, Chairman, Chief Executive Officer and President of AMCC, held a telephone conversation in which Mr. Stern indicated that he would take the AMCC offer to our board of directors if it were increased to $7.00 per share, which represented a material increase over AMCC's prior price, and if other terms in the proposal were revised appropriately. Mr. Rickey agreed to consult with members of AMCC senior management and respond to Mr. Stern that day. Shortly thereafter, Mr. Rickey authorized senior management to call Mr. Stern and inform him that AMCC would make an offer at the $7.00 price level.

        During the hours following the conversation between Mr. Stern and Mr. Rickey, Gray Cary and Paul, Hastings, Janofsky & Walker, LLP, legal counsel to AMCC, as well as representatives of Bear Stearns and Goldman Sachs, participated in a series of conference calls during which they negotiated the terms of a three-week exclusive negotiations agreement and a summary of nonbinding terms for the acquisition of JNI for $7.00 cash per share. Late in the afternoon of August 1, 2003, our board of directors held a telephonic meeting during which our management presented its analysis of the proposal. Gray Cary summarized the terms of the proposal and fiduciary duties of the board of directors. Representatives of Bear Stearns presented their analysis of the terms of the AMCC revised proposal and the proposed purchase price. Our board of directors members engaged in a lengthy discussion regarding the proposal, which included consideration of whether any other alternatives were reasonably available that would provide greater value to JNI stockholders, including sale of the ASIC business and continuation as an independent entity, or sale to another potential buyer. The board of directors also considered whether conducting an auction would likely result in the maximization of stockholder value. The board of directors reviewed the efforts by the JNI financial advisors and management to generate interest among numerous potential acquirors and the results of those efforts. The board of directors determined in its business judgment that an auction was unlikely to result in a superior offer to the AMCC proposal, and that the AMCC proposal was the best alternative reasonably available to JNI stockholders in the near term. At the conclusion of the meeting, management was authorized to execute the exclusive negotiations agreement and to proceed to negotiate definitive agreements substantially in accord with the summary of nonbinding terms, subject to board of directors approval prior to execution.

        The following day, August 2, 2003, JNI and AMCC executed the exclusive negotiations agreement, which had a term of three weeks. During the weeks of August 4, 2003 through August 18, 2003, AMCC conducted a comprehensive due diligence investigation of JNI.

        On August 15, 2003, Paul, Hastings delivered a draft of the definitive merger agreement to Gray Cary. Over the course of the following week, the parties negotiated the terms of the definitive agreement as well as the form of voting agreement. On August 22, 2003, as a result of an impasse over certain integration planning issues, AMCC suspended negotiations. On August 25, 2003, after a series of phone calls between management teams, the negotiations resumed.

        Our board of directors held a telephonic meeting on August 25, 2003 to discuss the status of the transaction. Prior to the meeting, copies of the draft merger agreement, draft voting agreement (both in substantially the form subsequently executed), and legal memoranda were distributed to the board of directors. Further, the board of directors received prior to the meeting a detailed financial analysis of the AMCC proposal prepared by Bear Stearns. During the meeting, Gray Cary presented our board of directors with a detailed analysis of the terms of the transaction and reviewed the board of directors' fiduciary duties. Members of management provided input to the board of directors. Representatives of Bear Stearns delivered their detailed analysis of the financial terms of the $7.00 offer and indicated that they were prepared to render a fairness opinion at that valuation if requested by our board of directors. Our board of directors deferred action and agreed to reconvene on the morning of August 28, 2003 after the planned AMCC board meeting on August 27, 2003.

        On the morning of August 28, 2003, our board of directors held a teleconference meeting attended by all of the members of the JNI board of directors. At the meeting, Gray Cary reported that the AMCC board had approved the merger at a meeting held on August 27, 2003, and that AMCC was prepared to execute and deliver the merger agreement with the terms and conditions described to our board of directors at its last meeting. A representative of Bear Stearns then orally presented the opinion of Bear Stearns, later confirmed in writing, that, as of August 28, 2003 based on the qualifications, assumptions, limitations and other matters to be set forth in the written opinion, the consideration to be received by JNI's public stockholders in the merger, at $7.00 per share, was fair to the JNI public stockholders from a financial point of view. Following a discussion, our board of directors unanimously approved the merger and adopted the merger agreement and voting agreements and unanimously resolved to recommend that the JNI stockholders vote their shares in favor of the merger.

        At approximately 1:00 p.m., California time, on August 28, 2003 the parties executed and delivered the merger agreement and shortly after issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

        The following discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors. The board viewed its position and recommendation as being based on the totality of the information presented. In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with our senior management, legal counsel and a financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

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  the current state of our business, including our operations, technology, management and competitive position, and our results of operations as a stand-alone company, including specifically the declining trend in our revenues and operating results;

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  our prospects and strategic objectives to substantially increase our market share through competitive pricing strategies intended to increase the competitiveness of our products, the risks involved in achieving those prospects and objectives in light of trends in our industry, and the current and anticipated worldwide economic environment;

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  our need to substantially expand our market share to increase our revenues and achieve profitability which the board believed would be necessary to realizing a stock price above $7.00 in the foreseeable future;

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  the variety of alternatives to the merger, including the possibility of continuing to operate as an independent entity and the perceived risks thereof in light of numerous factors (including the highly competitive market dominated by two suppliers, risks of personnel retention, the risks of executing on product development plans and the uncertain current and anticipated worldwide economic environment); and

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  the range of possible benefits to our stockholders of continuing to operate independently and the timing and the likelihood of accomplishing our business objective by operating independently, and our board of directors' assessment that the merger with AMCC presented a superior alternative to continuing to operate independently.

        In the course of its deliberations, our board of directors also considered, among other things, the following positive factors regarding the proposed merger with AMCC:

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  the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

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  Bear Stearns' review of the companies which might be expected to be interested in acquiring us, management's discussion with over 30 potential buyers in connection with the ASIC divestiture process, the discussions with several companies regarding their interest in an acquisition and the negotiations of our senior management with certain of these potential acquirors for such an acquisition, all of which led the board to believe that the likelihood of obtaining a superior offer, either through an auction or otherwise, was outweighed by the benefits to the JNI stockholders of the merger;

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  the fact that the $7.00 per share to be paid as the consideration in the merger was the highest price offered to us and represents a premium of approximately $3.48, or 98.9% over the trailing average closing sales prices for JNI common stock as reported on Nasdaq for the twelve month period ended August 22, 2003, a premium of approximately $1.62, or 30.1% over the trailing average closing sales prices for JNI common stock as reported on Nasdaq for the 30 day period ended August 22, 2003, and a premium of approximately $1.23, or 21.3% over the $5.77 closing sale price for JNI common stock as reported on Nasdaq on August 27, 2003, the trading day prior to the approval by our board of directors of the merger agreement;

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  the financial presentation and written opinion of Bear Stearns to our board of directors to the effect that, as of August 28, 2003, and based on the qualifications, assumptions, limitations and other matters set forth in the written opinion, the $7.00 per share in cash to be received by the public stockholders of JNI pursuant to the merger agreement is fair, from a financial point of view, to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Bear Stearns in connection with the opinion, is attached as Annex D to this proxy statement);

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  the likelihood that the proposed acquisition would be consummated, in light of the reputation and financial capabilities of AMCC;

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  the extensive arms-length negotiations between AMCC and JNI, leading the board to believe that $7.00 per share represented the highest amount AMCC would agree to pay and that the terms of the merger agreement and related documents, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, were as favorable to JNI as AMCC would be willing to accept given certain concessions regarding the termination provisions obtained from AMCC during the course of the negotiations;

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  the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain superior proposals which our board of directors determines may constitute a superior offer and where our board of directors determines in good faith, after consultation with counsel, that it is required to respond in order to comply with its fiduciary duties under applicable law; and

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  the fact that the provisions of the merger agreement allow our board of directors, under certain circumstances to withdraw its recommendation for the adoption of the merger agreement if JNI is presented with a superior proposal.

        In the course of its deliberations, our board of directors also considered, among other things, the following negative factors regarding the proposed merger with AMCC:

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  risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and our payment of a termination fee in certain circumstances if the merger is not consummated, and the potential negative effect of the public announcement of the merger on our sales, operating results and our ability to retain key management and personnel;

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  that our stockholders would not benefit from any potential future increase in the value of JNI's operations beyond $7.00 per share;

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  the conditions to AMCC's obligation to complete the merger and the right of AMCC to terminate the merger agreement under certain circumstances;

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  the fact that the restrictions contained in the merger agreement on JNI's rights to solicit superior proposals, as well as the $7,000,000 termination fee payable under certain circumstances, presents an additional cost to any other potential acquiror which might be interested in acquiring JNI; and

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  the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as our stockholders generally, as described in "The Merger—Interests of JNI's Directors and Management in the Merger."

Board of Directors' Recommendation

        After careful consideration, our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, JNI and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you adopt the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that you vote FOR the adoption of the merger agreement and the approval of the merger.

        Our board of directors also unanimously recommends that you vote FOR approval of adjournment or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

Opinion of JNI's Financial Advisor

        The board of directors of JNI engaged Bear Stearns to act as its financial advisor with respect to the sale of JNI. In connection therewith the board of directors of JNI requested Bear Stearns to render an opinion as to whether the merger consideration in the proposed transaction is fair, from a financial point of view, to the stockholders of JNI other than AMCC and the affiliates, directors and employees of JNI and AMCC, respectively (the "Public Shareholders"). In the merger, each share of JNI common stock then outstanding at the time of the merger will be converted, subject to certain exceptions, into the right to receive $7.00 in cash, without interest, per share (the "Purchase Price"). At the August 28, 2003 meeting of the board of directors of JNI, Bear Stearns rendered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of the date of the written opinion and based upon the qualifications, assumptions, limitations and other matters set forth in the written opinion, the Purchase Price was fair, from a financial point of view, to the Public Shareholders.

        The full text of Bear Stearns' written opinion, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached as Annex D to this proxy statement and is incorporated herein by this reference. In reading the discussions of the Bear Stearns opinion set forth below, holders of JNI common stock should be aware that the opinion:

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  was provided to the board of directors of JNI for its benefit and use in connection with its consideration as to whether the Purchase Price was, as of the date of the opinion, fair, from a financial point of view, to the Public Shareholders;

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  did not constitute a recommendation to the board of directors of JNI as to how to vote in connection with the merger;

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  did not constitute a recommendation to the holders of JNI common stock as to how to vote in connection with the merger;

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  did not address JNI's underlying business decision to pursue the merger, the relative merits of the merger as compared to alternative business strategies that might exist for JNI or the effects of any other transaction in which JNI might engage;

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  did not express any opinion as to the price or range of prices at which the shares of common stock of JNI would trade subsequent to the announcement of the merger;

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  is subject to the assumptions and conditions contained therein and is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns as of the date thereof; and

  •
  was expressed as of August 28, 2003, and was based entirely upon circumstances existing on such date.

        Although Bear Stearns evaluated, as of the date of its opinion, whether the Purchase Price was fair, from a financial point of view, to the Public Shareholders, the merger consideration itself was determined through arms length negotiations between JNI and AMCC. Bear Stearns provided advice to the board of directors of JNI during the course of such negotiations as requested by the board of directors. The board of directors did not provide specific instructions to, place any limitations on the scope of the investigation by, or request any procedures be followed or factors be considered by, Bear Stearns in performing its analyses or providing its opinion.

        In arriving at its opinion, Bear Stearns, among other things:

  •
  reviewed the draft dated August 28, 2003 of the merger agreement;

  •
  reviewed JNI's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, and June 30, 2003, and its Reports on Form 8-K filed during the three years prior to the date of the opinion;

  •
  reviewed certain operating and financial information relating to JNI's business and prospects, including quarterly projections for the eighteen months ending December 31, 2004, all as prepared and provided by JNI's management;

  •
  discussed with certain members of JNI senior management JNI's business, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volume of the common shares of JNI;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies that Bear Stearns deemed generally comparable to JNI;

  •
  reviewed the financial terms of recent mergers and acquisitions involving technology companies which Bear Sterns deemed generally comparable to JNI and the merger; and

  •
  conducted such other studies, analyses, inquiries and investigations and examined such other information as Bear Stearns deemed appropriate.

        In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the quarterly projections, provided to Bear Stearns by JNI. With respect to the financial projections provided by certain members of JNI's senior management, Bear Stearns relied on representations that they had been reasonably prepared on bases reflecting the best available, as of the date of the opinion, estimates and judgments of the senior management of JNI. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the financial projections. Bear Stearns further relied upon the assurances of the senior management of JNI that they were unaware of any facts that would make such information provided to Bear Stearns incomplete or misleading.

        In arriving at its opinions, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of JNI, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that:

  •
  the merger agreement was in all material respects identical to the draft merger agreement reviewed by Bear Stearns dated August 28, 2003; and

  •
  the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on JNI or AMCC.

        Summary of Reviews and Analyses.    Bear Stearns' opinion was necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the opinion. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which were beyond the control of Bear Stearns and JNI. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

        The following is a summary of the material reviews and financial analyses presented by Bear Stearns to the board of directors of JNI at its meeting held on August 28, 2003. In order to understand fully the reviews and financial analyses used by Bear Stearns, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial analyses. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. All such reviews and financial analyses were based on information available to Bear Stearns as of the date of the opinion and Bear Stearns has not undertaken, and is under no duty, to update any such reviews or financial analyses upon the availability of new information.

        Selected Comparable Company Analysis.    Bear Stearns compared certain operating, financial, trading and valuation information for JNI to certain publicly available operating, financial, trading and valuation information for twelve selected technology companies, which in Bear Stearns' judgment were reasonably comparable to JNI for purposes of this analysis. The comparable companies were selected because they offer similar products and services and/or are of similar size and/or financial profile to JNI. These companies were divided into two categories i) companies that sell storage components and ii) companies that provide storage infrastructure. These companies were:

        Storage Component Companies:

  •
  Adaptec Corporation

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  Emulex Corporation

  •
  LSI Logic Corporation

  •
  QLogic Corporation

        Storage Infrastructure Companies:

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  Advanced Digital Information Corporation

  •
  Brocade Communication Systems, Inc.

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  Computer Network Technology Corporation

  •
  EMC Corporation

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  McData Corporation

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  Network Appliance, Inc.

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  Storage Technology Corporation

  •
  Vixel Corporation

        Bear Stearns utilized the publicly available earnings forecasts for these companies contained in selected Wall Street equity research reports. Bear Stearns' analysis was based on closing stock prices as of August 27, 2003. A summary of the projected multiples of enterprise value calculated as of

August 27, 2003 to revenues, EBIT and projected multiples of price to earnings based on First Call earnings per share estimates as of August 27, 2003, for the year 2004 are set forth below:

	Enterprise Value/Revenue 2004	Enterprise Value/EBIT 2004E	Price/Earnings 2004E
JNI—At Offer ($7.00)	1.75x	—(2)	—(2)
JNI—At Market ($5.77 on 8/27/03)	1.17x	—(2)	—(2)
Range of multiples for comparable storage component companies	0.99x - 6.90x	11.9x - 34.8x	27.4x - 43.7x
Harmonic mean for comparable storage component companies(1)	2.27x	19.2x	34.4x
Range of multiples for comparable storage infrastructure companies	0.66 - 6.27x	8.9x - 38.9x	17.5x - 52.4x
Harmonic mean for comparable storage infrastructure companies(1)	1.59x	17.6x	27.7x
Harmonic mean for all comparable companies(1)	1.76x	18.2x	30.0x

(1)
Harmonic mean excludes JNI. The harmonic mean is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the multiples.

(2)
JNI's estimated EBIT and earnings in the financial projections provided to Bear Stearns were negative for calendar year 2004.

        Bear Stearns noted that none of the comparable companies are identical in products and service offerings and financial profile to JNI on a stand-alone basis or a pro forma basis and, accordingly, any analysis of comparable companies necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of JNI versus the companies to which JNI was being compared.

        Based on the selected comparable company analysis and the calendar year 2004 revenue earnings estimates of JNI, Bear Stearns derived an implied JNI share price range of $5.42 to $7.54 when applying a multiple range of 1.00x to 2.00x. Bear Stearns noted that the Purchase Price was within the range of implied values based on the selected comparable company analysis.

        Selected Precedent Mergers and Acquisitions Transactions Analysis.    Bear Stearns reviewed selected recent precedent mergers and acquisitions in the storage component, storage hardware and storage infrastructure sectors.

        Bear Stearns reviewed the transaction consideration received by the target entities in similar transactions. Information for the target companies were derived from publicly available database services. A summary of the projected multiples of the consideration to the last twelve month revenue ("LTM") and the next twelve month revenue ("NTM") are set forth below:

Consideration as a Multiple of:
	LTM Revenue	NTM Revenue
Range of Multiples	0.34x - 13.16x	0.20x - 9.18x
Harmonic Mean(l)	1.47x	1.08x

(1)
The harmonic mean is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the multiples.

        Bear Stearns noted that none of the precedent mergers and acquisitions transactions it analyzed is identical to the merger. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of JNI versus the acquisition value of any other comparable company in general, including the companies it analyzed.

        Based on the precedent transactions analysis and the next twelve months earnings estimates of JNI, Bear Stearns derived an implied JNI stock price range of $4.25 to $5.20 based upon LTM Revenue and $3.96 to $5.28 based upon NTM Revenues, applying a multiple range of 1.00x to 2.00x for the LTM Revenue and 0.50x to 1.50x for NTM Revenue. Bear Stearns noted that the Purchase Price was higher than the range of implied values based on the precedent transactions analysis.

        Hypothetical Implied Growth Analysis.    Due to the limited financial projections provided to Bear Stearns by JNI's senior management, Bear Stearns conducted a hypothetical implied growth analysis to cross-check the results of the valuation analysis set forth above. Through the hypothetical implied growth analysis, Bear Stearns analyzed the effect that improvements in market share and EBIT margin could have on the per share values of JNI stock. The total market size assumption used by Bear Stearns was based on independent third party research. Bear Stearns examined two scenarios, a market growth scenario and a high growth scenario. In the market growth scenario Bear Stearns assumed that JNI would maintain its estimated market share of 4.9% over the next five years, while in the high growth scenario Bear Stearns assumed that JNI's market share would increase to 8.0% over the next five years. In both scenarios Bear Stearns assumed a discount rate of 20% and that JNI's EBIT margin would improve to 15%. Based on the foregoing assumptions, Bear Stearns calculated a range of per share values consistent with the results of its valuation analysis.

        Other Considerations.    The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinions. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinions. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of JNI or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns' opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold. Bear Stearns' opinion and the tests and analyses described herein were based on information available as of the date of its opinion, and Bear Stearns has not undertaken, and is under no duty, to update any such tests or analyses upon the availability of new information.

        JNI retained Bear Stearns based upon Bear Stearns' qualifications, experience and expertise in similar transactions. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of JNI and/or AMCC for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. Bear Stearns has previously rendered investment banking and financial advisory services to JNI and has received customary fees for rendering these services.

        Bear Stearns has acted as a financial advisor to JNI in connection with the merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the merger. In addition, JNI agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including the reasonable fees and expenses of its legal counsel. JNI has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Interests of JNI's Directors and Management in the Merger

        In considering the recommendation of our board of directors in favor of the merger, you should be aware that certain members of our board of directors and our executive officers have interests in the merger that are different from, or in addition to, yours.

        These additional interests are described below and, except as so described, to our knowledge such persons have no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement and the merger.

        Indemnification and Insurance.    The merger agreement provides that after the effective time of the merger, AMCC will and will cause JNI, as the surviving corporation in the merger (which we refer to in this proxy statement as the "surviving corporation"), to fulfill and honor our obligations pursuant to any indemnification agreements between us and our directors and officers and any indemnification provisions under our charter documents in effect as of the date of the merger agreement. The merger agreement further provides that for a period of six years after the effective time of the merger, the surviving corporation shall maintain in effect the current policies of directors' and officers' and fiduciary liability insurance maintained by us (provided that AMCC may substitute such policy with policies of no less favorable coverage) with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger, for a price not to exceed 150% of the current aggregate annual premiums paid by us. If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, then during such six year period AMCC shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

        Employment Contracts, Termination of Employment and Change-In-Control Arrangements. We have entered into agreements containing employment and change-in-control provisions with certain members of our management and board of directors as described below.

  Russell Stern, President and Chief Executive Officer

        We have entered into a Severance and Change of Control Agreement with Mr. Stern which provides that in the event that Mr. Stern is terminated without cause or he resigns within one year of a change of control, he will receive as a severance payment (i) eighteen (18) months of his then current base compensation which currently is $350,000, (ii) an amount equal to eighteen (18) months of his target bonus, which currently is 80% of his base compensation, and (iii) all of his unvested, outstanding options to purchase shares of JNI common stock will immediately vest and become exercisable. As of August 31, 2003, Mr. Stern had outstanding options to purchase 700,000 shares of JNI common stock which are subject to vesting at a weighted average exercise price of $2.69 per share. Pursuant to his Severance and Change of Control Agreement, the vesting of all these options will accelerate upon the occurrence of both a change of control and Mr. Stern's termination of employment without cause or by resignation within one year after such change of control. The merger with AMCC is a change of control as defined in the Severance and Change of Control Agreement and it is currently anticipated that Mr. Stern will resign from his current position on the effective date of the merger. Upon his resignation following the consummation of the merger, Mr. Stern will receive the foregoing benefits.

        The surviving corporation has also entered into an Employment and Non-solicitation Agreement with Mr. Stern which will go into effect one business day following the effective date of the merger for a period of one year. Pursuant to his Employment and Non-solicitation Agreement, Mr. Stern will receive a base salary of $350,000 per year and other standard employee benefits.

  Paul Kim, Chief Financial Officer

        We have entered into a Severance and Change of Control Agreement with Mr. Kim which provides that in the event that Mr. Kim is terminated without cause or he resigns for "good reason" within one year of a change of control, he will receive as a severance payment (i) twelve (12) months of his then base compensation which currently is $200,000 and (ii) all of his unvested, outstanding options to purchase shares of JNI common stock will immediately vest and become exercisable. As of August 31, 2003, Mr. Kim had outstanding options to purchase 93,820 shares JNI common stock which are subject to vesting at a weighted average exercise price of $3.29 per share. Pursuant to his Severance and Change of Control Agreement, the vesting of all of these options will accelerate upon the occurrence of both a change of control and Mr. Kim's termination of employment without cause or by resignation for good reason within one year after such change of control. The merger with AMCC is a change of control as defined in the Severance and Change of Control Agreement so Mr. Kim will receive the foregoing benefits if the merger is consummated and he is terminated without cause or resigns for good reason in the year following the closing.

Appraisal Rights

        The following summary of appraisal rights under the Delaware General Corporate Law ("DGCL") is qualified in its entirety by reference to Section 262 of the DGCL, which is attached hereto as Annex C.

        Holders of JNI common stock who demand the appraisal of such holders' shares and who do not vote in favor of the merger are entitled to certain appraisal rights under the DGCL in connection with the merger. Such holders who perfect their appraisal rights and follow the procedures in the manner prescribed by the DGCL will be entitled to receive the fair value of their shares in cash as may be determined by the Delaware Court of Chancery to be due pursuant to the DGCL. Any stockholder who wishes to demand appraisal rights, or who wishes to preserve his, her or its right to do so, should review this section carefully, since failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of such rights.

        A written demand for appraisal rights must be filed with us before the special meeting. The written demand for appraisal rights must be executed by or for the stockholder of record, should specify the stockholder's name and mailing address, and that the stockholder is demanding appraisal of his, her or its shares of JNI common stock. If the shares of JNI common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner. A person having a beneficial interest in JNI common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. Each stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at 10945 Vista Sorrento Parkway, San Diego, California 92130, Attention: Secretary. If a stockholder holds shares of JNI common stock through a broker who in turn holds such shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

        A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of JNI common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record holder. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record holder.

        At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us shall have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares of JNI common stock as provided in the merger agreement only with our consent.

        Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than ten days after the stockholder's request is received by us.

        Within 120 days after the effective date of the merger, the surviving corporation or any dissenting stockholder who is entitled to appraisal rights may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all such dissenting stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the dissenting stockholder to an appraisal will cease.

        At the hearing on such petition, the Delaware Court of Chancery shall determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Delaware Court of Chancery shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

        Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and our stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of a share of JNI common stock is less than the merger consideration.

        The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" below. If you are considering exercising appraisal rights you should consult with your own tax advisor with regard to the tax consequence of such actions.

        Any holder of shares of JNI common stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

        At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with our consent. If no petition for appraisal is filed within 120 days after the effective time of the merger, stockholders' rights to appraisal shall cease, and all holders of shares of JNI common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file such a petition, and we have no present intention to do so, any holder of shares of JNI common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder's demand for appraisal by delivering to us a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require our written approval and that no appraisal proceeding shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

        To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.

Delisting and Deregistration of JNI's Common Stock

        If the merger is completed, JNI common stock will no longer be traded on The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Material United States Federal Income Tax Consequences of the Merger

        General.    The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of JNI common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. This discussion deals only with U.S. holders that hold shares of JNI common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding JNI common stock as "qualified small business stock" or "section 1244 stock", persons holding JNI common stock as part of a hedging, "straddle," conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax or persons whose right to receive the cash merger consideration is subject to vesting restrictions. This discussion may not be applicable to stockholders who acquired JNI common stock pursuant to the exercise of options, warrants or purchase rights under our employee stock purchase plan, or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

        As used in this proxy statement, a "U.S. holder" means a holder of JNI common stock who is for U.S. federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

  •
  an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

        This discussion is based on the Internal Revenue Code of 1986, as amended, existing Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

        Consequences of the merger to our stockholders.    The receipt of cash in exchange for JNI common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder's tax basis in JNI common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held JNI common stock for more than one year as of the effective time of the merger. Long-term capital gains are generally subject to a maximum federal income tax rate of 15% for noncorporate stockholders and short-term capital gains are subject to tax at ordinary income tax rates. Certain limitations apply to the deductibility of capital losses by U.S. holders.

        Backup Withholding. A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

  •
  is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

  •
  provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

        To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to you if the merger is completed.

Any amount withheld under these rules may be credited against the U.S. holder's U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained.

        We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

        The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Annex A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

        Under the terms of the merger agreement, Azure Acquisition Corp., a wholly-owned subsidiary of AMCC, will be merged with and into JNI, with JNI continuing as the surviving corporation. As a result of the merger, JNI will become a wholly-owned subsidiary of AMCC.

Effective Time

        Unless the parties agree otherwise, the closing of the merger shall occur upon the satisfaction or waiver of all of the closing conditions set forth in the merger agreement. The merger shall become effective upon the filing of a certificate of merger with the Delaware Secretary of State unless we and AMCC agree to and specify a subsequent date or time in the certificate of merger. We are working with AMCC to complete the merger as soon as practicable and are targeting completion of the merger during the fourth quarter of 2003.

Merger Consideration

        At the effective time of the merger, each outstanding share of JNI common stock, other than treasury shares and those shares held by stockholders who perfected their appraisal rights will be canceled and automatically converted into the right to receive $7.00 in cash, as adjusted to reflect fully the effect of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to JNI common stock occurring after August 28, 2003 but prior to the effective time of the merger. Treasury shares will be automatically canceled and cease to exist immediately prior to the effective time of the merger and no consideration shall be paid for such shares.

Exchange of Certificates

        AMCC will designate a reputable bank or trust company reasonably acceptable to us to act as exchange agent in the merger. As soon as reasonably practicable after the effective time of the merger, the exchange agent will mail to each holder of record of a certificate or certificates representing shares of JNI common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered, each certificate shall be deemed to represent only the right to receive upon surrender the merger consideration, without interest, into which the shares of JNI common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Appraisal Rights

        Shares of JNI common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who:

  •
  has not voted such shares in favor of the merger at the special meeting;

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  is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL and complies in all respects with the provisions of such laws; and

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  has not effectively withdrawn nor lost the right to demand relief as a dissenting stockholder under the DGCL as of the effective time of the merger, shall not be converted into the right to receive the merger consideration. Instead such holder shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the effective time of the merger, all such shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder shall cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then the rights of such holder under Section 262 of the DGCL shall cease to exist and such holder's shares shall be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to AMCC of any demands for appraisal, and AMCC has the right to participate in all negotiations and proceedings with respect to such demands. We may not, without AMCC's prior written consent, make any payment with respect to, or settle or offer to settle, any such demands.

        These rights in general are discussed more fully under the section entitled "The Merger—Appraisal Rights."

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

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  corporate organization and similar matters with respect to each of AMCC, Azure Acquisition Corp. and us;

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  our capital structure;

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  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of AMCC, Azure Acquisition Corp. and us;

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  the absence of any conflicts, violations, breaches, termination rights, defaults or acceleration of any obligations under our constituent documents, applicable legal requirements, our governmental authorizations and material contracts (each as defined in the merger agreement), with respect to material contracts and governmental authorizations, that could reasonably be expected to have a material adverse effect on us;

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  the absence of any conflicts or breaches of any provisions of the organizational documents of AMCC or Azure Acquisition Corp. and the absence of a violation of any applicable statutes, rules, regulations or court orders by AMCC or Azure Acquisition Corp., except for any violation that has not had and will not have a material adverse effect on AMCC;

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  the consents and filings required for each party to execute, deliver and perform the merger agreement and complete the merger;

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  the acquisition of and compliance with all governmental authorizations which are required for us or our subsidiaries to conduct our business in the manner in which such business is currently being conducted and as proposed to be conducted;

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  the accuracy and timeliness of the documents we have filed with the Securities and Exchange Commission, including our financial statements and other information contained in such documents;

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  our maintenance of a system of disclosure controls and procedures and related matters;

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  the absence of certain undisclosed changes or events since June 30, 2003, including changes or events that have had a material adverse effect (as defined in the merger agreement) on us;

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  the absence of undisclosed pending legal proceedings;

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  the vote required from our stockholders to adopt the merger agreement and approve the merger;

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  the compliance of each product sold or licensed by us with all applicable warranties and legal requirements at the time it was sold, except for any noncompliance that would not reasonably be expected to have a material adverse effect on us;

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  the absence of any undisclosed liabilities;

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  our compliance with applicable laws;

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  our material contracts and the absence of conflicts, breaches or defaults arising thereunder;

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  employment, labor and employee benefit matters;

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  tax matters;

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  intellectual property;

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  environmental matters;

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  the opinion of our financial advisor;

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  brokers' and other fees payable by us related to the merger;

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  our stockholders' rights plan;

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  the completeness and accuracy of the information AMCC, Azure Acquisition Corp, or we have supplied for inclusion or incorporation into this proxy statement; and

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  the sufficiency of AMCC's resources to pay the merger consideration.

Covenants Relating to the Conduct of Business

        Under the terms of the merger agreement and until the effective time of the merger, we agreed that we will:

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  conduct our business and operations (a) in the ordinary course and in accordance with past practices, and (b) in compliance with all applicable legal requirements and the requirements of our material contracts;

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  use commercially reasonable efforts to preserve intact our current business organization, keep available the services of our current officers and employees and maintain our relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons with whom we have business relationships;

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  provide all notices, assurances and support required by any contract relating to any of our proprietary assets (as defined in the merger agreement) in order to ensure that no condition under such contract occurs which could result in, or could increase the likelihood of, any transfer or disclosure by us of such proprietary assets;

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  keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of the merger agreement covering all of our material assets; and

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  to the extent requested by AMCC, cause our officers to report regularly to AMCC concerning the status of our business.

        We also agreed, that from the date of the merger agreement until the effective time, we will not:

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  declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

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  except for grants of options to new employees, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any stock rights (as defined in the merger agreement), or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that we can issue shares of JNI common stock upon the valid exercise of options outstanding as of the date of the merger agreement);

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  amend or waive any of our rights under, or accelerate the vesting under, any provision of any of our stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related contract;

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  amend or permit the adoption of any amendment to our charter documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

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  form any subsidiary or acquire any equity interest or other interest in any other entity;

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  other than certain permitted capital expenditures, make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $50,000; provided however, that, other than certain permitted capital expenditures, the maximum amount of all such capital expenditures shall not exceed $100,000 in the aggregate;

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  except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

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  enter into any contract, or modify or amend any existing contract, providing for (a) severance or termination pay, (b) indemnification, or (c) benefits which are contingent upon the occurrence of a transaction involving us of the nature contemplated by the merger agreement;

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  other than certain permitted capital expenditures, acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, or lease or license, any right or other asset to any other person (except in each case for assets acquired, leased, licensed or disposed of by us in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $10,000 individually, or $100,000 in the aggregate), or waive or relinquish any material right;

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  lend money to any person, or incur or guarantee any indebtedness (except that we can make routine borrowings in the ordinary course of business and in accordance with past practices under our credit facilities outstanding as of the date hereof (without any amendment or modification thereto));

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  (a) establish, adopt, amend, or make contributions to, any of our employee benefit plans or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of our directors or officers; or (b) become obligated to do any of the foregoing; provided, however, that we may make regular contributions to our employee benefit plans;

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  except as set forth in a schedule to the merger agreement, hire any new employee;

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  change any of our methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

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  make any material tax election;

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  commence or settle any material legal proceeding;

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  other than permitted capital expenditures, enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

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  take or agree to take any action which would result in the failure to satisfy the conditions to the closing of the merger; or

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  agree or commit to take any of the foregoing actions.

Restrictions Against Solicitation

        Under the terms of the merger agreement, we have agreed that we will not, nor will we permit any of our directors, officers, employees, agents, attorneys, accountants, advisors or representatives, to directly or indirectly:

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  solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an acquisition transaction (as defined in the merger agreement) or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer;

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  furnish any information regarding us to any person in connection with or in response to an acquisition transaction or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition transaction;

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  engage in discussions or negotiations with any person with respect to any acquisition transaction;

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  approve, endorse or recommend any acquisition transaction;

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  make or authorize any statement, recommendation or solicitation in support of any possible acquisition transaction; or

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  enter into any letter of intent or similar document or any contract having a primary purpose of effectuating, or which would effect, any acquisition transaction.

        The merger agreement provides, however, that at any time prior to the adoption of the merger agreement by the required stockholder vote, we may, in response to a superior offer (as defined in the merger agreement) and subject to compliance with the merger agreement:

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  furnish information with respect to us to the person or entity (and its representatives) making such superior offer pursuant to a confidentiality agreement which is substantially similar to the confidentiality agreement we entered into with AMCC, provided that all of such information not previously supplied to AMCC is provided to AMCC on a substantially concurrent basis; and

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  participate in discussions or negotiations with the person or entity (and its representatives) regarding such superior proposal,

provided, however, that the following conditions must be met:

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  our board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law;

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  our board of directors determines that the proposal constitutes a superior offer (as defined in the merger agreement); and

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  we provide AMCC with at least 48 hours prior written notice that we intend to engage in any of the actions described above, identify the party making the superior offer and deliver a reasonably detailed description of the superior offer.

        The merger agreement further provides that any breach of the nonsolicitation provisions by any of our directors, officers, employees, agents, attorneys, accountants, advisors or representatives shall be deemed to be a breach of the merger agreement by us.

        The merger agreement defines the term "superior offer" to mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to an acquisition transaction (as defined in the merger agreement) made by any person or persons other than AMCC on terms that our Board determines, in its good faith judgment, after consultation with our financial advisor to be more favorable to our stockholders from a financial point of view than the terms of this merger; provided, that any such offer shall not be deemed to be a "superior offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

        The merger agreement allows us to take any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended.

        The merger agreement also requires us to promptly advise AMCC of any inquiry or proposal or offer we receive related to an acquisition transaction or any request for nonpublic information. We must also inform AMCC of any material modification to any such inquiry, proposal or offer. Under the terms of the merger agreement, we also must immediately cease any existing discussions or negotiations with any persons or entities conducted prior to the execution of the merger agreement with respect to an acquisition transaction.

Conditions to the Closing of the Merger

        Conditions to Obligation of AMCC and Azure Acquisition Corp.    The obligations of AMCC and Azure Acquisition Corp. to effectuate the merger are subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

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  Our representations and warranties contained in the merger agreement shall be accurate in all respects without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on us, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except for representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date. Our representation regarding our capitalization shall have been accurate in all respects as of the date of the merger agreement and as of the closing date of the merger, except for de minimus inaccuracies. We shall have delivered a certificate to this effect to AMCC.

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  We shall have performed or complied with any covenants or obligations required to be performed or complied with by us under the merger agreement at or prior to the closing date of the merger in all material respects, and we shall have delivered a certificate to this effect to AMCC.

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  There is no legal proceedings pending or threatened by any governmental body that seek to prevent the consummation of the merger.

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  The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated and any similar waiting period under any applicable material foreign antitrust laws shall have expired or been terminated, and any required consents under such laws shall have been obtained.

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  No event, change or effect, individually or in the aggregate, with respect to us has occurred which would have or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on us, and we shall have delivered a certificate to this effect to AMCC.

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  The merger agreement shall have been duly adopted by our stockholders as required by the applicable laws, and we shall have delivered a certificate to this effect to AMCC.

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  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal.

        Conditions to Our Obligation.    Our obligation to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

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  The representations and warranties of AMCC contained in the merger agreement shall be accurate in all respects without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on AMCC, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except for representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date. AMCC shall have delivered a certificate to this effect to us.

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  AMCC and Azure Acquisition Corp. shall have duly performed or complied with any covenants or obligations required to be performed or complied with by them under the merger agreement at or prior to the closing date of the merger in all material respects, and AMCC shall have delivered a certificate to this effect to us.

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  The waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated and any similar waiting period under any applicable material foreign antitrust laws shall have expired or been terminated; and any required consents under such laws shall have been obtained.

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  The merger agreement shall have been duly adopted by our stockholders as required by the applicable laws.

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  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any laws enacted or deemed applicable to the merger that makes consummation of the merger illegal.

The merger agreement defines the term "material adverse effect" with respect to us to mean an event, fact, violation, breach, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to our representations and warranties set forth in the merger agreement but for the presence of "material adverse effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of us and our subsidiaries taken as a whole, (ii) our ability to consummate the merger or any of the other transactions contemplated by the merger agreement or to perform any of our obligations under the merger agreement, or (iii) AMCC's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving corporation. However, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a "material adverse effect":

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  any change in the market price or trading volume of our stock after the date of the merger agreement;

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  our failure to meet internal projections or forecasts or the financial projections of any analyst or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) after the date of the merger agreement;

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  any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which we participate, the U.S. economy as a whole or foreign economies in any locations where we have material operations or sales; or

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  any nongovernmental litigation arising out of or attributable to the announcement or pendency of the merger.

        The merger agreement further provides that a material adverse effect on us shall be deemed to have occurred if (a) the closing date of the merger occurs prior to December 31, 2003, and on the closing date we have cash and cash equivalents of less than $78,000,000, without giving effect to reductions in cash for payments paid by us in connection with the transactions contemplated under the merger agreement or (b) the closing date of the merger occurs after December 31, 2003, and on the closing date we have cash and cash equivalents of less than an amount equal to (i) $78,000,000, minus (ii) the product of (x) the number of days after December 31, 2003 on which the closing date actually occurs multiplied by (y) $5,000,000 divided by 90, without giving effect to reductions in cash for payments paid by us in connection with the transactions contemplated under the merger agreement.

        The merger agreement defines a "material adverse effect" with respect to AMCC to mean an event, fact, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to AMCC's representations and warranties set forth in the merger agreement but for the presence of "material adverse effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) that had or could reasonably be expected to have a material adverse effect on the ability of AMCC to pay $7.00 for each share of JNI common stock and to consummate the merger.

Termination

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, by mutual written consent, or by either AMCC or us:

  •
  if the merger has not been consummated by January 31, 2004; provided, however, neither party may terminate the merger agreement if the failure to consummate the merger prior to the date set forth above was primarily attributable to such party's failure to perform any of such party's covenants in the merger agreement required to be performed by such party prior to the effective time; or

  •
  if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; or

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  if we do not obtain stockholder approval at our special meeting; provided, however, that we cannot terminate the merger agreement where the failure to obtain stockholder approval was caused by our action or failure to act and such action or failure to act constituted a material breach of the merger agreement.

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by AMCC:

  •
  if any of our representations and warranties are inaccurate and the inaccuracies constitute a material adverse effect (as defined in the merger agreement) on us or we have breached or failed to perform any of our covenants or obligations in a material manner; provided, however, that if an inaccuracy in our representations and warranties or a breach of a covenant is curable by us and we are continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then AMCC may not terminate on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach; or

  •
  if a triggering event (as defined in the merger agreement) has occurred.

The merger agreement defines the term "triggering event" to mean:

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  the failure of our Board to recommend that our stockholders vote to adopt the merger agreement, or the withdrawal or modification in a manner adverse to AMCC of our Board's recommendation;

  •
  our failure to include in this proxy statement our Board's recommendation;

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  the approval, endorsement or recommendation of any acquisition transaction by our Board or our Board having resolved or announced an intention to do so;

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  our entry into any letter of intent or similar document or any contract relating to any acquisition transaction;

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  a tender or exchange offer relating to our securities has been commenced and we have not sent our securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our Board recommends rejection of such tender or exchange offer;

  •
  an acquisition transaction (other than a tender or exchange offer) is publicly announced, and we fail to issue a press release announcing our opposition to such acquisition transaction within ten business days after such announcement; or

  •
  violation of the solicitation restrictions set forth in the merger agreement by us or our respective directors, officers, employees, agents, attorneys, accountants, advisors or representatives.

        The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by us if any of AMCC's representations and warranties are inaccurate and the inaccuracies constitute a material adverse effect (as defined in the merger agreement) on AMCC or if AMCC or Azure Acquisition Corp. has breached or failed to perform any of their covenants or obligations in a material manner; provided, however, that if an inaccuracy in AMCC's representations and warranties or a breach of a covenant by AMCC or Azure Acquisition Corp. is curable by AMCC or Azure Acquisition Corp. and AMCC is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then we may not terminate on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach.

Expenses and Termination Fees

        Except as set forth below, the merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that we and AMCC will equally share the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the filing of the pre-merger notification and report forms relating to the merger under the Hart-Scott-Rodino Act and any other filings under applicable foreign antitrust laws.

        The merger agreement requires that we pay AMCC cash in an amount equal to two times AMCC's expenses incurred in connection with the merger if AMCC or we terminate the merger agreement because our stockholders fail to approve the merger; provided, however, such amount cannot exceed $2,000,000.

        The merger agreement requires that we pay AMCC a termination fee of $7,000,000 (less any amounts paid as described in the preceding paragraph) if the merger agreement is terminated:

  •
  by either AMCC or us as result of the failure of our stockholders to approve the merger or the failure to consummate the merger by January 31, 2004; and

  •
  at or prior to the termination of the merger agreement, an acquisition transaction in disclosed, announced, commenced, submitted or made; and

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  within 9 months of such termination, we enter into a contract relating to an acquisition transaction; or

  •
  by AMCC because a triggering event (as defined in the merger agreement) has occurred.

Further Actions

        We and AMCC agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the merger and make effective the transactions contemplated by the merger agreement, including:

  •
  making all filings (if any) and giving all notices (if any) required to be made or given by such party;

  •
  using all reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable legal requirements or contracts; and

  •
  using all reasonable efforts to lift any restraint, injunction or other legal bar to the merger.

Public Announcements

        Unless otherwise required by applicable law, rule or regulation, we and AMCC agreed, to consult with each other before issuing any press release or otherwise making any public statement with respect to the merger and related transactions. We and AMCC further agreed that neither we nor AMCC nor any of our respective directors, officers, employees, agents, attorneys, accountants, advisors or representatives, will make any disclosure regarding the merger or any of the other transactions contemplated by the merger agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised by its outside legal counsel that such disclosure is required by applicable legal requirements.

Director's and Officer's Insurance and Indemnification

        From and after the effective time of the merger, AMCC agreed that it will, and will cause us as its wholly-owned subsidiary to, fully comply with all rights to indemnification and advancement of expenses existing in favor of our directors and officers under the provisions existing on the date of the execution of the merger agreement in our certificate of incorporation or bylaws or in any other indemnification agreements between us and such individuals that were in effect prior to the date of the execution of the merger agreement. All such provisions will, with respect to any matter existing or occurring at or prior to the effective time of the merger and related transactions, survive the effective time of the merger, and, as of the effective time of the merger, AMCC will assume all of our obligations as to any claim or claims asserted prior to or after the effective time of the merger.

        For a period of six years after the effective time, we, as a wholly-owned subsidiary of AMCC, are required to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by us (or policies of no less favorable coverage) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event shall AMCC be required to expend more than 150% of the current annual premium paid by us for such insurance, and if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds such maximum amount, we shall maintain or procure as much coverage as possible for a premium not to exceed such maximum amount.

Stock Plans

        At the effective time of the merger, each of our stock plans (other than our employee stock purchase plan) and each option which is outstanding under such stock plans immediately prior to the effective time of the merger (whether or not then vested or exercisable) shall be assumed by AMCC. Each option assumed by AMCC under the merger agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable stock plans and the stock option agreements, immediately prior to the effective time of the merger, except that (i) each option will be exercisable for that number of whole shares of AMCC common stock equal to the product of the number of shares of JNI common stock that were issuable upon exercise of such option immediately prior to the effective time multiplied by the option exchange ratio, as defined below, and rounded down to the nearest whole number of shares of AMCC Common Stock, and (ii) the per share exercise price for the AMCC shares issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of JNI common stock at which such option was exercisable immediately prior to the effective time of the merger by the option exchange ratio, rounded up to the nearest whole cent.

        For purposes of the merger agreement, "option exchange ratio" shall be equal to the quotient obtained by dividing $7.00 by the average closing sales price for one share of AMCC on The Nasdaq National Market for the five (5) trading-day period ending on the first business day immediately preceding the closing date of the merger.

        AMCC has agreed to file a registration statement on Form S-8 with the Securities and Exchange Commission on the first business day after the effective time of the merger covering the issuance of shares of AMCC common stock issuable upon exercise of any options assumed by AMCC in connection with the merger.

Employee Stock Purchase Plan

        The merger agreement provides that all outstanding purchase rights under our employee stock purchase plan will automatically be exercised, in accordance with the terms of the plan prior to the effective time of the merger, and the shares of JNI common stock purchased under those exercised rights will be converted into the right to receive $7.00 per share on the same basis as all other outstanding shares of common stock. We will terminate the employee stock purchase plan prior to the effective time, and no further purchase rights shall be granted or exercised under the plan.

Employee Benefit Matters

        AMCC has agreed that all of our employees who continue employment with AMCC or us after the effective time of the merger shall be eligible to continue to participate in our retirement, health, vacation and other non-equity based employee benefit plans. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of AMCC and under applicable legal requirements, credit for service accrued by our employees (and eligible dependents) for employment with us prior to the effective time of the merger shall be recognized, any pre-existing condition limitations and eligibility waiting periods applicable to any of our employees under any group health plan shall be waived, and employees shall be given credit for amounts paid under any of our employee benefit plans during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of our applicable employee benefit plan.

Rights Agreement

        In connection with the merger, we irrevocably amended the JNI Rights Agreement dated February 1, 2001, between us and U.S. Stock Transfer Corporation (the "Rights Agreement") to designate the merger as a permitted transaction and to exclude AMCC from the definition of an "acquiring person" under the Rights Agreement. We have agreed not to, without the prior written consent of AMCC, further amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the rights issuable under the Rights Agreement or any action to facilitate an acquisition transaction.

Amendment and Waiver

        The merger agreement may be amended with the approval of the respective boards of directors of AMCC, Azure Acquisition Corp. and us at any time before or after our stockholders have adopted the merger agreement; provided, however, that after any such adoption of the merger agreement by our stockholders, no amendment shall be made which by law requires further approval of our stockholders without the further approval of our stockholders. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties.

        The merger agreement provides that no failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under the merger agreement, operates as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        The merger agreement further provides that no party shall be deemed to have waived any claim arising out of the merger agreement, or any power, right, privilege or remedy under the merger agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

The Voting Agreements

        In order to induce AMCC to enter into the merger agreement, our directors and our executive officers who collectively owned approximately 2% of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with AMCC. Pursuant to the voting agreements, our directors and executive officers have agreed to vote their shares of JNI common stock in favor of adoption of the merger agreement and the approval of the merger, and against any proposal adverse to the merger. Our directors and executive officers have also agreed to irrevocably appoint certain persons identified by AMCC as their lawful attorneys and proxies. These proxies give AMCC the right to vote the shares of JNI common stock beneficially owned by these individuals, including shares of JNI common stock acquired by them after the date of the voting agreement, in favor of the adoption of the merger agreement and the approval of the merger and against any proposal adverse to the merger.

        None of the individuals who are parties to the voting agreements were paid additional consideration in connection with entering a voting agreement.

        Pursuant to the voting agreements, each individual who is a party thereto agreed not to sell shares of JNI common stock and options owned, either directly or indirectly, by such individual until the earlier of the termination of the merger agreement or the effective time of the merger.

        These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. The form of voting agreement is attached to this proxy statement as Annex B and you are encouraged to read it in its entirety.

REGULATORY MATTERS

U.S. Antitrust

        Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") and the related rules of the Federal Trade Commission ("FTC"), we cannot complete the merger until notifications have been given, certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. We and AMCC have filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. If the FTC believes that the mergers would violate the federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, it has the authority to challenge the mergers by seeking a federal court order temporarily enjoining the transactions pending conclusion of administrative hearings. The FTC may also proceed with an administrative hearing if the injunction is denied, and if the merger is found to be anticompetitive, challenge the mergers after the fact. We can give no assurance that a challenge to the merger will not be made or, if such a challenge is made, that it would be unsuccessful. Expiration of the HSR Act waiting period is a condition to the merger.

Other Laws

        The parties to the merger conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. AMCC and we currently are in the process of reviewing whether other filings or approvals may be required or desirable in these other jurisdictions. We recognize that some of these filings may not be completed before the completion of the merger, and that some of these approvals, which are not as a matter of practice required to be obtained prior to the effectiveness of the merger, may not be obtained prior to the closing.

CERTAIN LITIGATION

        On September 4, 2003, an alleged stockholder of JNI, Ali Bemanian, filed an alleged class action suit on behalf of all stockholders of JNI against the members of JNI's board of directors in the San Diego County Superior Court. The lawsuit alleges that the defendants breached their fiduciary duties to JNI stockholders when they approved the merger with AMCC. The complaint seeks, among other things, injunctive relief preventing consummation of the merger unless and until JNI adopts and implements a process to obtain the highest possible price for stockholders. The lawsuit repeats the allegations of a pending derivative lawsuit previously filed by Bemanian in which Bemanian is the named plaintiff. Pursuant to JNI's indemnification obligations under its charter documents and contractual arrangements, JNI has retained counsel on behalf of the named defendants to defend this case. JNI believes the lawsuit is without merit and intends to defend the case vigorously.

MARKET PRICE AND DIVIDEND DATA

        JNI common stock is currently listed on The Nasdaq National Market under the symbol "JNIC". This table shows, for the periods indicated, the range of high and low sale prices for JNI common stock as quoted on The Nasdaq National Market prior to September 23, 2003.

	JNI Common Stock
	Low	High
Fiscal Year ended December 31, 2001
Quarterly Period Ended March 31, 2001	$7.19	$31.41
Quarterly Period Ended June 30, 2001	$5.75	$18.48
Quarterly Period Ended September 30, 2001	$5.08	$14.50
Quarterly Period Ended December 31, 2001	$5.66	$11.40
Fiscal Year Ended December 31, 2002
Quarterly Period Ended March 31, 2002	$6.41	$9.74
Quarterly Period Ended June 30, 2002	$2.75	$7.20
Quarterly Period Ended September 30, 2002	$2.20	$3.64
Quarterly Period Ended December 31, 2002	$2.05	$3.41
Fiscal Year Ending December 31, 2003
Quarterly Period Ended March 31, 2003	$2.55	$3.18
Quarterly Period Ended June 30, 2003	$2.77	$5.49
Quarterly Period Ended September 30, 2003 (through September 22, 2003)	$4.77	$6.90

        The closing per share sales price of JNI common stock, as reported on The Nasdaq National Market on August 27, 2003, the last full trading day before the public announcement of the proposed merger was $5.77. The closing per share sales price of JNI common stock, as reported on The Nasdaq National Market on September 22, 2003, the latest practicable trading day before the printing of this proxy statement was $6.89.

        We have never declared or paid cash dividends on JNI common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for JNI common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information concerning the beneficial ownership of JNI common stock as of August 27, 2003 for the following:

  •
  each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of JNI common stock;

  •
  each of our directors;

  •
  our chief executive officer and four other of our most highly compensated executive officers acting in an executive officer capacity as of December 31, 2002 whose salary and bonus for the year ended December 31, 2002 exceeded $100,000; and

  •
  all of our directors and executive officers as a group.

        Percentage of beneficial ownership is based on 27,107,532 shares of JNI common stock outstanding as of August 27, 2003.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percent of Common Stock Outstanding(3)
5% or greater stockholders
Lloyd I. Miller III(4) 4550 Gordon Drive Naples, FL 34102	3,699,026	13.6%
SACC Partners LP(5) 11150 Santa Monica Blvd., Suite 750 Los Angeles, CA 90025	1,438,423	5.3%
Directors
John Bolger(6)	51,666	*
Leon Edney(7)	10,000	*
Tom St. Dennis(8)	26,875	*
Russell Stern(9)	183,291	*
John C. Stiska(10)	136,634	*
Sylvia Summers Dubrevil(11)	26,875	*
Peter van Cuylenburg(12)	28,125	*
Howard Wiener(13)	10,000	*
Executive Officers
Paul Kim(14)	83,316	*
Former Executive Officers
Neal Waddington	—	*
John C. Stiska(10)	136,634	*
Gloria Purdy(15)	310,345	1.1%
Directors and executive officers as a group (9 persons)(16)	556,782	2.0%

*
Less than 1%.

(1)
Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)
Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)
Calculated on the basis of 27,107,532 shares of common stock outstanding as of August 27, 2003, except that shares of common stock underlying options exercisable within 60 days of August 27, 2003 are deemed outstanding for purposes of calculating that stockholders' beneficial ownership.

(4)
Based on Form 4 filed April 11, 2003.

(5)
Based on Schedule 13G/A filed on February 7, 2003.

(6)
Includes 47,666 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(7)
Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(8)
Includes 26,875 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(9)
Includes 182,291 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(10)
Includes 83,353 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(11)
Includes 26,875 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(12)
Includes 28,125 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(13)
Includes 10,000 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(14)
Includes 79,316 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(15)
Includes 308,957 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

(16)
See Notes 6 through 14. Includes 494,501 shares issuable upon exercise of options exercisable within 60 days of August 27, 2003.

OTHER MATTERS

        As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

        Both AMCC and JNI file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and AMCC file with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

        Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at "http://www.sec.gov". Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

        AMCC has supplied all information contained in this proxy statement relating to AMCC and Azure Acquisition Corp. and we have supplied all such information relating to us.

        Our stockholders should not send in their certificates for JNI common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of JNI common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 23, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

STOCKHOLDER PROPOSALS

        Proposals of stockholders intended to be presented at our annual meeting of stockholders to be held in 2004 must be received by us no later than January 13, 2004, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. A stockholder who wishes to make a proposal at the 2004 annual meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us by January 13, 2004. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by our board of directors for the 2004 annual meeting may exercise discretionary voting power regarding any such proposal.

Annex A

AGREEMENT AND PLAN OF MERGER

among:

APPLIED MICRO CIRCUITS CORPORATION
a Delaware corporation;

AZURE ACQUISITION CORP.,
a Delaware corporation; and

JNI CORPORATION,
a Delaware corporation

Dated as of August 28, 2003

ARTICLE	1.
	1.1	Merger of Merger Sub into the Company	A-4
	1.2	Effect of the Merger	A-4
	1.3	Closing; Effective Time	A-4
	1.4	Certificate of Incorporation and Bylaws; Directors	A-5
	1.5	Conversion of Shares	A-5
	1.6	Closing of the Company's Transfer Books	A-5
	1.7	Exchange of Certificates	A-5
	1.8	Appraisal Rights	A-6
	1.9	Further Action	A-7
	1.10	Adjustment to Company Common Stock	A-7
ARTICLE	2.
	2.1	Due Organization; Subsidiaries	A-7
	2.2	Authority; Binding Nature of Agreement	A-8
	2.3	Capitalization, Etc	A-8
	2.4	SEC Filings; Financial Statements; Sarbanes—Oxley Matters	A-9
	2.5	Absence of Changes	A-10
	2.6	Proprietary Assets	A-11
	2.7	Contracts	A-12
	2.8	Sale of Products; Performance of Services	A-13
	2.9	Liabilities	A-13
	2.10	Compliance with Legal Requirements	A-13
	2.11	Governmental Authorizations	A-13
	2.12	Tax Matters	A-13
	2.13	Employee and Labor Matters; Benefit Plans	A-17
	2.14	Environmental Matters	A-20
	2.15	Legal Proceedings; Orders	A-20
	2.16	Vote Required	A-20
	2.17	Non-Contravention; Consents	A-20
	2.18	Fairness Opinion	A-21
	2.19	Financial Advisor	A-21
	2.20	Rights Plan	A-21
	2.21	Takeover Statutes	A-21
	2.22	Full Disclosure	A-22
ARTICLE	3.
	3.1	Due Organization; Subsidiaries	A-22
	3.2	Authority; Binding Nature of Agreement	A-22
	3.3	Non-Contravention; Consents	A-22
	3.4	Full Disclosure	A-22
	3.5	Financial Ability	A-23
	3.6	DGCL 203	A-23
ARTICLE	4.
	4.1	Operation of the Company's Business	A-23
	4.2	No Solicitation	A-25

ARTICLE	5.
	5.1	Proxy Statement	A-26
	5.2	Company Stockholders' Meeting	A-26
	5.3	Regulatory Approvals	A-27
	5.4	Stock Options	A-28
	5.5	Employee Benefits	A-29
	5.6	Indemnification of Officers and Directors	A-29
	5.7	Additional Agreements	A-30
	5.8	Disclosure	A-31
	5.9	Access and Investigation	A-31
	5.10	Registration Statement	A-31
ARTICLE	6.
	6.1	Accuracy of Representations	A-31
	6.2	Performance of Covenants	A-32
	6.3	Stockholder Approval	A-32
	6.4	Agreements and Documents	A-32
	6.5	No Material Adverse Effect	A-32
	6.6	HSR Act	A-32
	6.7	No Restraints	A-32
	6.8	No Governmental Litigation	A-32
ARTICLE	7.
	7.1	Accuracy of Representations	A-33
	7.2	Performance of Covenants	A-33
	7.3	Stockholder Approval	A-33
	7.4	Documents	A-33
	7.5	HSR Act	A-33
	7.6	No Restraints	A-33
ARTICLE	8.
	8.1	Termination	A-33
	8.2	Effect of Termination	A-34
	8.3	Expenses; Termination Fees	A-34
ARTICLE	9.
	9.1	Amendment	A-36
	9.2	Waiver	A-36
	9.3	No Survival of Representations and Warranties	A-36
	9.4	Entire Agreement	A-36
	9.5	Applicable Law; Jurisdiction	A-36
	9.6	Attorneys' Fees	A-36
	9.7	Assignability	A-36
	9.8	Notices	A-37
	9.9	Counterparts	A-37
	9.10	Construction	A-37
	9.11	Waiver of Jury Trial	A-38
	9.12	Specific Performance	A-38
	9.13	Severability	A-38

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of August 28, 2003, by and among APPLIED MICRO CIRCUITS CORPORATION, a Delaware corporation ("Parent"); AZURE ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and JNI CORPORATION, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        WHEREAS, Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

        WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement.

        WHEREAS, the board of directors of the Company has resolved to recommend to its stockholders adoption of this Agreement.

        WHEREAS, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement the directors and executive officers of the Company are executing voting agreements in favor of Parent (the "Voting Agreements") whereby they have agreed to vote their shares of Company Common Stock in favor of the adoption of this Agreement.

        NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1.

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, 3579 Valley Centre Drive, San Diego, CA 92130, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date") which shall not be later than the second business day after the last to be satisfied or waived of the conditions set forth in Articles 6 and 7 shall have been so satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly executed by the Company and concurrently with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors.    Unless otherwise determined by Parent prior to the Effective Time:

        (a)   the certificate of incorporation of the Surviving Corporation shall be the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time;

        (b)   the bylaws of the Surviving Corporation shall be the bylaws of the Company as in effect immediately prior to the Effective Time; and

        (c)   the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time.

        1.5    Conversion of Shares.

        (a)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holders of any capital stock of the Company:

          (i)    each share of Company Common Stock held by the Company or any direct or indirect wholly owned Subsidiary of the Company (or held in the treasury of the Company) immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (ii)   each share of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (iii)  except as provided in clauses "(i)" and "(ii)" above and except for Dissenting Shares (as defined in Section 1.8), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.00 in cash per share, without any interest thereon (as adjusted in accordance with this Agreement, the "Price Per Share"); and

          (iv)  each share of the common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

        1.6    Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except as set forth in Section 1.8 hereof; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock (a "Company Stock Certificate") is presented to the Exchange Agent (as defined in Section 1.7) or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

        1.7    Exchange of Certificates.

        (a)   On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly, but in no event later than five (5) business days, after the Effective Time, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Company Stock Certificates immediately available funds in an amount not less than the amount necessary to make the payments for the shares of the Company Common Stock contemplated by Section 1.5.(a)(iii) (such amount, the "Exchange Fund.")

        (b)   As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the aggregate Price Per Share relating thereto. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor an amount in cash, without interest, equal to the aggregate Price Per Share relating thereto, and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the aggregate Price Per Share relating thereto as contemplated by Section1.5(a)(iii). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the aggregate Price Per Share relating thereto, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to the alleged loss, theft or destruction of such Company Stock Certificate.

        (c)   Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the date on which the Effective Time occurs shall be delivered to the Surviving Corporation upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to the Surviving Corporation for satisfaction of their claims for the aggregate Price Per Share relating thereto.

        (d)   Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

        (e)   Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any portion of the Exchange Fund properly delivered to any public official as required by any applicable abandoned property law, escheat law or similar Legal Requirement.

        (f)    The Exchange Agent shall invest any cash included in the Exchange Fund in United States government securities with a maturity period of thirty (30) days or less or in certificates of deposit issued by any United States bank with at least $5 billion in assets, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon termination of the Exchange Fund. In the event the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent thereunder, then Merger Sub or the Surviving Corporation shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

        1.8    Appraisal Rights.    Notwithstanding Section 1.5 hereof, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the adoption of the Merger Agreement or consented thereto in writing and who has properly demanded such holder's right to appraisal (and who has neither effectively withdrawn nor lost his, her or its right to such appraisal) for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into the right to receive cash pursuant to Section 1.5, and the holder thereof shall be entitled to only such rights as are granted by the DGCL. If after the Effective Time such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive cash as provided in Section 1.5, without interest thereon. The Company shall give Parent prompt notice of any demands received by the Company under Section 262 of the DGCL for appraisal of shares of the Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        1.9    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

        1.10    Adjustment to Company Common Stock.    In the event of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Company Common Stock occurring before the Effective Time, the Price Per Share shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange.

ARTICLE 2.

        The Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (subject to such exceptions or qualifications as are disclosed in writing in the disclosure schedule certified by a duly authorized officer of the Company and supplied by the Company to Parent dated as of the date hereof (the "Company Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify only those representations and warranties of the Company contained in the section of this Agreement corresponding or cross-referenced to the part or section reference of the Company Disclosure Schedule where such disclosure appears and such exceptions or qualifications shall not be deemed to be an exception to, or qualify, any other representation or warranty) as follows:

        2.1    Due Organization; Subsidiaries.    Each of the Acquired Corporations (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own, lease and use its assets in the manner in which its assets are currently owned, leased and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified does not have, and is not reasonably likely to have, a Material Adverse Effect on any of the Acquired Corporations. The Company has delivered to Parent accurate and complete copies of (i) the certificate of incorporation, bylaws and other charter or organizational documents of each of the Acquired Corporations, including all amendments thereto and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Corporations, the board of directors of each of the Acquired Corporations and all committees of the board of directors of each of the Acquired Corporations (the items described in clauses (i) and (ii) of this sentence are collectively referred to herein as the "Acquired Corporations

Constituent Documents"). The Company has no Subsidiaries, except for the entities identified in Part 2.1 of the Company Disclosure Schedule. (The Company and each of its Subsidiaries are collectively referred to herein as the "Acquired Corporations"). None of the Acquired Corporations has any equity interest or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity, other than (i) the Company's interest in its Subsidiaries identified in Part 2.1 of the Company Disclosure Schedule, or (ii) any interest in publicly traded companies held for investment only and in each case comprising less than five percent of the outstanding capital stock of such company. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Person.

        2.2    Authority; Binding Nature of Agreement.    The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement, except that the consummation of the Merger is subject to obtaining the requisite approval of the Company's stockholders in accordance with the DGCL. The Board of Directors of the Company (at a meeting duly called and held) has (a) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger, (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted a resolution approving this agreement and declaring its advisability and having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement or the Voting Agreements. This Agreement constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreements, the Board of Directors of the Company approved the Voting Agreements and the transactions contemplated thereby. Assuming the accuracy of the representation contained in Section 3.6, as a result of the approval of this Agreement, the Voting Agreements and the Merger by the Board of Directors of the Company, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby and by the Voting Agreements.

        2.3    Capitalization, Etc.

        (a)   The authorized capital stock of the Company consists of: (i) one hundred million (100,000,000) shares of Company Common Stock; and (ii) five million (5,000,000) shares of preferred stock, par value $.001 per share. As of August 25, 2003, 27,096,401 shares of Company Common Stock were issued and outstanding and no shares of the Company's preferred stock were issued or outstanding. No shares of capital stock of the Company are held in the Company's treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Company's Subsidiaries. None of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right (whether pursuant to the certificate of incorporation or bylaws of the Company or any Acquired Corporation Contract or any statute to which any of the Acquired Corporations is subject) and there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging, transfering or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

        (b)   As of August 25, 2003: (i) 52,625 shares of Company Common Stock were subject to issuance pursuant to stock options granted and outstanding under the Company's 1997 Stock Option Plan; (ii) 2,361,928 shares of Company Common Stock were subject to issuance pursuant to stock options granted and outstanding under the Company's 1999 Stock Option Plan; (iii) 2,096,568 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company's 2000 Non-Qualified Stock Option Plan; and (iv) 637,500 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1999 Employee Stock Purchase Plan (the "Company ESPP"), 473,969 of which were subject to issuance pursuant to stock purchase rights granted and outstanding under the Company ESPP. (Stock options granted by the Company pursuant to the 1997 Stock Option Plan, the 1999 Stock Option Plan and the 2000 Non-Qualified Stock Option Plan are referred to collectively herein as "Company Options.") Part 2.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of August 27, 2003: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested and exercisable as of August 27, 2003; and (vii) the date on which such Company Option expires. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has granted Company Options, and the standard form of stock option agreements used to evidence stock option grants under the Company stock option plans. The Company has not used any stock option agreements different from the standard form of stock option agreements used to evidence stock option grants under the Company stock option plans. Immediately prior to the Effective Time, no more than an aggregate of 4,784,000 shares of Company Common Stock shall have been issued upon exercise of Company Options during the Pre-Closing Period or shall be subject to issuance upon exercise of Company Options.

        (c)   Except for Company Options, and stock purchase rights under the Company ESPP, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) other than the Rights Agreement, any Contract under which any of the Acquired Corporations is or may become obligated to issue, deliver or sell or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations ((i) through (iv) collectively, "Stock Rights").

        (d)   All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, are fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

        2.4    SEC Filings; Financial Statements; Sarbanes—Oxley Matters.

        (a)   The Company has filed with the SEC all registration statements, proxy statements, periodic reports, schedules, forms and all other documents required to be filed by the Company with the SEC since January 1, 2001. All such registration statements, proxy statements, periodic reports, schedules, forms and all other documents required to be filed (including those that the Company is required to or may file after the date hereof) are referred to herein as the "Company SEC Documents." As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. All registration statements, proxy statements, periodic reports, schedules, forms or other documents required to be filed by the Acquired Corporations with the SEC or similar regulatory body have been filed.

        (b)   The consolidated financial statements (including any related notes) contained in the Company SEC Documents (the "Company Financial Statements"): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. For purposes of this Agreement, "Company Balance Sheet" means that consolidated balance sheet of the Company and its consolidated subsidiaries as of June 30, 2003 set forth in the Company's Quarterly Report on Form 10-Q filed with the SEC and the "Company Balance Sheet Date" means June 30, 2003. The Company has furnished or made available to Parent (i) a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but that the Company intends to file as of the date hereof, to any Company SEC Documents previously filed with the SEC, and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Documents since January 1, 2001.

        (c)   The Company has in place the "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act. The Company's "disclosure controls and procedures" are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports. None of the Acquired Corporations is a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K of the SEC).

        (d)   The Company Financial Statements were prepared from the books and records of the Company and its Subsidiaries, which books and records have been maintained in accordance with sound business practices and all applicable Legal Requirements and reflect all financial transactions of the Company which are required to be reflected in accordance with GAAP. Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the Company's assets is permitted only in accordance with management's authorization; (iv) the reporting of the Company's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

        (e)   The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Section 906 and Section 302 of the Sarbanes-Oxley Act of 2002 ("SOXA"); such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any Governmental Body questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

        (f)    None of the Acquired Corporations has, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. The Company Disclosure Schedule identifies any loan or extension of credit maintained by any of the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        2.5    Absence of Changes.    Since the Company Balance Sheet Date:

        (a)   each of the Acquired Corporations has operated its respective business in the ordinary course and consistent with past practices;

        (b)   there has been no Material Adverse Effect on the Acquired Corporations, and no fact, event, circumstance or condition exists or has occurred that has had a Material Adverse Effect on the Acquired Corporations;

        (c)   none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (other than repurchases of Company Common Stock pursuant to the stock repurchase plan approved by the board of directors of the Company on March 20, 2003), (iii) sold, issued or granted, or authorized the issuance of, (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options), (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Schedule), or (C) any instrument convertible into or exchangeable for any capital stock or other security, (iv) made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the Company Balance Sheet Date exceeds $250,000 in the aggregate, (v) changed any of its methods of accounting or accounting practices, except as required by generally accepted accounting principles, (vi) made any material Tax election, or (vii) commenced or settled any material Legal Proceeding;

        (d)   none of the Acquired Corporations has (i) amended or waived any of its material rights under, or permitted the acceleration of vesting under, any provision of any of the Company Employee Plans (as defined in Section 2.13(a)) or any material provision of any agreement evidencing any outstanding Company Option, (ii) established or adopted any Company Employee Plan, (iii) caused or permitted any Company Employee Plan to be amended in any material respect, (iv) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (v) entered into any Contract, or modified or amended any existing Contract, providing for (1) severance or termination pay, (2) indemnification, or (3) benefits which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

        (e)   none of the Acquired Corporations has amended its certificate of incorporation or bylaws or other charter documents, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (f)    except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it which are material to the Acquired Corporations to become bound by any Contract, or (ii) amended or terminated, or waived any right or remedy under, any Material Contract (as defined in Section 2.7); and

        (g)   none of the Acquired Corporations has (i) sold or otherwise disposed of, or acquired, leased, licensed, waived or relinquished, any right which is material to the Acquired Corporations or other asset which is material to the Acquired Corporations to, from or for the benefit of, any other Person except for rights or other assets sold, disposed of, acquired, leased, licensed, waived or relinquished in the ordinary course of business and consistent with past practices; (ii) made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business, or (iii) incurred or guaranteed any indebtedness for borrowed money.

        2.6    Proprietary Assets.

        (a)   As of the date hereof, Part 2.6(a)(i) of the Company Disclosure Schedule sets forth all U.S. and foreign issued patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by any of the Acquired Corporations. As of the date hereof, Part 2.6(a)(ii) of the Company Disclosure Schedule identifies any ongoing royalty or payment obligations in excess of $100,000 with respect to, each Proprietary Asset that is licensed or otherwise made available to any of the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to any Acquired Corporation under any third party software license generally available to the public for a cost of less than $10,000), and identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations own all of the Acquired Corporation Proprietary Assets identified or required to be identified in Part 2.6(a)(i) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of such Acquired Corporation Proprietary Asset subject thereto or materially impair the operations of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified or required to be identified in Part 2.6(a)(ii) of the Company Disclosure Schedule. None of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset owned by any of the Acquired Corporations that is material to the business of the Acquired Corporations and with respect to which such other Person has any rights. There is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset owned by any of the Acquired Corporations that is material to the business of the Acquired Corporations.

        (b)   The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets. Without limiting the generality of the foregoing, (i) each current or former employee of each Acquired

Corporation who is or was involved in, or who has contributed to, the creation or development of any Acquired Corporation Proprietary Asset has executed and delivered to such Acquired Corporation an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement included in the Company Disclosure Schedule, and (ii) each current and former consultant and independent contractor to any Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any Acquired Corporation Proprietary Asset owned by the Acquired Corporations has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

        (c)   (i) all registered trademarks, registered service marks and registered copyrights owned by any of the Acquired Corporations are valid, enforceable and subsisting; (ii) none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by any of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person; (iii) none of the products, systems, software, computer, source code, models, algorithm, formula, inventions, designs or technology that has been designed, created, developed, assembled, manufactured or sold by any of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, or has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person; (iv) none of the Acquired Corporations has received any written notice or other communication (in writing) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person; and (v) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset. The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable each of the Acquired Corporations to conduct its business in the manner in which such business has been and is being conducted. None of the Acquired Corporations has (i) licensed any material Acquired Corporation Proprietary Asset to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Asset or to transact business in any market or geographical area or with any Person.

        2.7    Contracts.

        (a)   For purposes of this Agreement, each of the following categories of Contracts shall be deemed to constitute a "Material Contract":

          (i)    any Contract that is required by the rules and regulations of the SEC to be described in the Company SEC Documents or to be filed as an exhibit thereto;

          (ii)   any Contract relating to the employment of any employee, and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination, bonus or relocation payment or any other payment (other than payments in respect of salary) in excess of $20,000, to any current or former employee, officer or director or any Contract which provides for the acceleration of vesting of any options or acceleration of other rights to acquire shares of Company Common Stock;

          (iii)  any Contract relating to the acquisition, transfer, development, sharing or license of any material Proprietary Asset (except for any Acquired Corporation Contract pursuant to which (A) any material Proprietary Asset is licensed to the Acquired Corporations under any third party software license generally available to the public at a cost of no more than $10,000, or (B) any material Proprietary Asset is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis);

          (iv)  any Contract which provides for indemnification of any officer, director, employee or agent or any of the Acquired Corporations;

          (v)   any Contract imposing any restriction on the right or ability of any Acquired Corporation to (A) compete with any other Person, (B) acquire any material product or other material asset or any services from any other Person, sell any material product or other material asset to or perform any services for any other Person or transact business or deal in any other manner with any other Person, (C) develop or distribute any material technology, (D) make, have made, use or sell any current products or products under development, or (E) acquire any capital stock or other security of any Person;

          (vi)  any Contract that contemplates or involves payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $50,000 in the aggregate;

          (vii) any other Contract, if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

          (viii)  any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

          (ix)  any Contract for the lease of real property;

          (x)   any Contract guarantying the performance of any Person or guarantying any indebtedness for borrowed money;

          (xi)  any Contract containing any covenant limiting in any respect the right of any Acquired Corporation (1) to engage in any line of business, (2) to develop, market or distribute any products or services, or (3) to compete with any Person or granting any exclusive distribution rights; and

          (xii) any Contract granting to the Acquired Corporations any credit, extending any loan or other borrowing facility.

Part 2.7 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that, as of the date hereof, constitutes a "Material Contract". The Company has delivered to Parent an accurate and complete copy of each Material Contract, including all amendments thereto, other than Material Contracts and amendments thereto filed as an exhibit to the Company SEC Documents.

        (b)   Each Acquired Corporation Contract that is a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms against the Company, and to the Company's knowledge, against the other party thereto, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is not a party to any "standstill" or similar agreement prohibiting any Person from acquiring any equity securities of the Company.

        (c)   None of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract that is a Material Contract, and, to the Company's knowledge, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract.

        (d)   To the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to (i) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract that is a Material Contract; (ii) give any person the right to receive or require a significant rebate, significant chargeback, significant penalty or significant change in delivery schedule under any Acquired Corporation Contract that is a Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract that is a Material Contract; or (iv) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract that is a Material Contract in each case, in a manner that would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

        2.8    Sale of Products; Performance of Services.    Each product sold or licensed by any of the Acquired Corporations to any Person conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements at the time it was sold except to the extent that any nonconformance or noncompliance would not reasonably be expected to result in a Material Adverse Effect on the Acquired Corporations.

        2.9    Liabilities.    None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the "liabilities" column of the Company Balance Sheet; and (b) normal and recurring liabilities that have been incurred by the Acquired Corporations since the Company Balance Sheet Date in the ordinary course of business and consistent with past practices which have not resulted in any material increase in the Company's liabilities from those disclosed or provided for in the Company Balance Sheet or in the related notes.

        2.10    Compliance with Legal Requirements.    Each of the Acquired Corporations (and each Company Employee Plan) is, and at all times since January 1, 2001 has been, in material compliance with all applicable Legal Requirements. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        2.11    Governmental Authorizations.    Each of the Acquired Corporations holds all material Governmental Authorizations necessary to enable such Acquired Corporation to conduct its business in the manner in which such business is currently being conducted and as proposed to be conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2001 has been, in compliance with the terms and requirements of such Governmental Authorizations except where the failure to comply with such terms and requirements has not had, and could not reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

        2.12    Tax Matters.

        (a)   All Tax Returns required to be filed by or on behalf of any of the Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns") (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.

        (b)   There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Acquired Corporations or any other Person), and no such extension or waiver has been requested from any Acquired Corporation other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business. The Acquired Corporations have not entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provisions thereof or any similar provision of state or other law. No claim or Legal Proceeding is pending or, to the Company's knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax.

        (c)   No powers of attorney or other authorizations are in effect that grant to any person the authority to represent any of the Acquired Corporations in connection with any Tax matter or proceeding, and any such powers of attorney or other authorizations shall be revoked as of the Closing Date.

        (d)   The Acquired Corporations have collected all sales, use and value added Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Body and have furnished properly completed exemption certificates for all exempt transactions.

        (e)   The Acquired Corporations have properly withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

        (f)    None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code.

        (g)   None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

        (h)   There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. There is no agreement, plan, arrangement or Contract whereby the Company would be obligated to pay any excise taxes due from any employee of the Company. None of the Acquired Corporations is a party to any Contract to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

        (i)    None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, including any obligation arising by reason of Treasury Regulations Section 1.1502-6, and none of the Acquired Corporations has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

        (j)    None of the assets of the Company are subject to, or constitute, a safe harbor lease within the meaning of former Section 168(f) of the Code.

        (k)   None of the Acquired Corporations have made any distribution of stock of any "controlled corporation," as that term is defined by Section 355(a)(1) of the Code.

        (l)    There is no proposal for increasing the assessed value of any of the Acquired Corporations' properties for Tax purposes and there are no pending proceedings or public improvements which would result in the levy of any special Tax or assessment against any of the Acquired Corporations' properties.

        (m)  The Acquired Corporations are not, nor have they ever been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

        (n)   None of the Acquired Corporations is a "foreign person" within the meaning of Section 1445 of the Code.

        (o)   The Acquired Corporations have not participated in, or cooperated with, any international boycott within the meaning of Section 999 of the Code.

        (p)   None of the Acquired Corporations are, or have been, a "reporting corporation" subject to the information and reporting and record maintenance requirements of Section 6038A and the regulations thereunder.

        (q)   None of the Acquired Corporations currently has, or has had, a Permanent Establishment in any foreign country.

        (r)   None of the Acquired Corporations owns assets that have been financed with, or directly or indirectly secure, any industrial revenue bonds or debt, the interest on which is tax exempt under Section 103(a) of the Code.

        2.13    Employee and Labor Matters; Benefit Plans.

        (a)   Part 2.13(a) of the Company Disclosure Schedule lists (together with an indication of funding status—e.g., trust, insured, or general company assets) all current and former domestic and foreign employee pension benefit plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare benefit plans (as defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, equity or phantom equity, incentive, deferred compensation, supplemental retirement, severance, perquisites, fringe benefits and other similar benefit plans, programs or arrangements (including a specific identification of those which contain change of control provisions or pending change of control provisions), and any employment, independent contractor, consultant, officer, or director, executive compensation or severance agreements (including a specific identification of those which contain change of control provisions or pending change of control provisions), written or otherwise, as amended, modified or supplemented maintained by the Company or any of the Acquired Corporations or other ERISA Affiliate, or to which the Company or any of the Acquired Corporations contributes (or has any obligation to contribute), has any liability or is a party (collectively, the "Company Employee Plans"). The term "Company Employee Plan" shall, for purposes of this Agreement, include each predecessor plan, which means any plan, program, policy, practice, arrangement or system as otherwise described in this Section 2.13(a) but that was maintained, contributed to or resulted in liability to any predecessor employer of the Acquired Corporations during the five-year period immediately proceeding the Closing. For purposes hereof, "predecessor employer" shall mean any employer, entity, or business operation acquired by the Acquired Corporations in any type of acquisition (including, but not limited to, mergers, stock acquisitions, and asset acquisitions). The Company has made available to Parent, in a reasonable time, place and manner, copies of (i) each such Company Employee Plan (or a written description of any Company Employee Plan that is not written) and all related trust agreements, insurance and other contracts (including policies), summary plan descriptions, summaries of material modifications, registration statements (including all attachments), prospectuses and communications distributed to plan participants, (ii) the three most recent annual reports on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA, (iv) the latest reports which have been filed with the U.S. Department of Labor with respect to each Company Employee Plan required to make such filing, (v) the most recent favorable determination letters issued for each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (and, if an application for such determination is pending, a copy of the application for such determination) and each related trust, (vi) financial and other information regarding current and projected liabilities with respect to each Company Employee Plan for which the filings described in (ii), (iii) or (iv) above are not required under ERISA, and (vii) all other governmental agreements, filings, rulings, determinations, opinions for the past three years.

        (b)   (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than continuation coverage to the extent required by the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state law), and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA, a "multiple employer" plan within the meaning of the Code or ERISA or a "pension plan," within the meaning of Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code; (ii) no party in interest or disqualified person (as defined in Section 3(14) of ERISA and Section 4975 of the Code) has at any time engaged in a transaction with respect to any Company Employee Plan which could subject any of the Acquired Corporations, directly or indirectly, to a material tax, penalty or other material liability for prohibited transactions under ERISA or Section 4975 of the Code; (iii) no fiduciary of any Company Employee Plan has breached any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA, which breach would reasonably be expected to have a Material Adverse Effect on any of the Acquired Corporations; (iv) all Company Employee Plans have been established and maintained in accordance with their terms and have been operated in compliance in all material respects with all applicable Legal Requirements, and may by their terms be amended and/or terminated within 30 days, and each of the Acquired Corporations has performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any Company Employee Plan, and none of the Acquired Corporations has any knowledge of any default or violation by any other Person with respect to any of the Company Employee Plans and there is no liability, claim, action, litigation, audit, examination, investigation, or administrative proceeding made or commenced or threatened with respect to any Company Employee Plan that could result in a material liability to the Acquired Corporations, and each known liability, claim, action, litigation, audit, examination, investigation, or administrative proceeding currently pending or threatened is set forth on Part 2.13(b) of the Company Disclosure Schedule; (v) each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (or comparable letter, such as an opinion or notification letter as to the form of plan adopted by one or more Acquired Corporations), and, to the Company's knowledge, nothing has occurred which may reasonably be expected to impair such determination; (vi) all contributions required to be made with respect to any Company Employee Plan pursuant to the Code, ERISA, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates (including any extensions thereof) and adequate provisions, in accordance with GAAP, have been made in the Company's financial statements for all obligations and liabilities under each Company Employee Plan that have accrued but have not been paid and no condition exists that would reasonably be expected to result in a material increase in the level of such amounts paid or accrued for the most recently ended fiscal year; (vii) no Company Employee Plan is a multiple employer welfare association within the meaning of Section 3(30) of ERISA or a voluntary employee benefit association within the meaning of Section 501(c)(g) of the Code; (viii) none of the Acquired Corporations is a fiduciary (within the meaning of Section 3(21)(A) of ERISA) with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) other than the Company Employee Plans; (ix) any previously terminated Company Employee Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such Company Employee Plan were fully satisfied; (x) none of the Acquired Corporations has any unfunded liabilities pursuant to any employee benefit plan that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA that is not intended to be qualified under Section 401(a) of the Code; and (xi) each defined contribution retirement plan has at all times qualified for protection under Section 404(c) of ERISA.

        (c)   (i) None of the Acquired Corporations has ever maintained an employee stock ownership plan (within the meaning of Section 4975(e)(7) of the Code) or any other Company Employee Plan that invests in Company capital stock; (ii) since December 31, 2000, none of the Acquired Corporations has proposed or agreed to any increase in benefits under any Company Employee Plan (or the creation of new benefits) or change in employee coverage which would materially increase the expense of maintaining any Company Employee Plan; (iii) the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable in respect of any employee, independent contractor, director or consultant; (iv) no person will be entitled to any severance benefits under the terms of any Company Employee Plan as a result of the consummation of the transactions contemplated by this Agreement; and (v) none of the Acquired Corporations will be denied an income tax deduction pursuant to Section 162(m) or 280G of the Code.

        (d)   Each Company Employee Plan covering non-U.S. employees (a "Company International Plan") has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable Legal Requirements (including any special provisions relating to registered or qualified plans where such Company International Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. The fair market value of the assets of each funded Company International Plan, if any, (or the liability of each funded Company International Plan funded through insurance) is sufficient to procure or provide for the benefits accrued thereunder through the Effective Time according to the actuarial assumptions and valuations most recently used to determine employer contributions to the Company International Plan.

        (e)   The fiduciary liability insurance policies in effect covering the fiduciaries of the Company Employee Plans (including the Acquired Corporations) are set forth on Part 2.13(e) of the Company Disclosure Schedule.

        (f)    There are no controversies pending or, to the knowledge of the Company, threatened, between any of the Acquired Corporations and any of their respective employees, which controversies have had, or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Acquired Corporations, and a description of each pending or threatened controversy is set forth on Part 2.13(f) of the Company Disclosure Schedule; (ii) each of the Acquired Corporations is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, occupational safety and health requirements and unemployment insurance and related matters; (iii) none of the Acquired Corporations is in breach of any material collective bargaining agreement or other labor union contract, nor has any knowledge of any activities or proceedings of any labor unions to organize employees, or of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees (foreign or domestic) of any of the Acquired Corporations. The Company is not obligated to make any payments or provide any benefits to any Person under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar plant closing or mass layoff law, such as California Labor Code Section 1400 et seq.; and (iv) all persons to whom any Acquired Company has made payments for the performance of services during the four-year period ending on the Closing have been properly classified as employees or non-employees for purposes of federal income and employment tax withholding and coverage under and participation in all of the Company Employee Plans.

        2.14    Environmental Matters.    Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Company's knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future which noncompliance would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Except as to the Company, to the Company's knowledge, no current or prior owner of any property leased or controlled by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the Company's knowledge, all property that is or has been leased to, controlled by or used by the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature and none of the Acquired Corporations has any liability for any clean-up or remediation under any Environmental Law or the exposure of any individual to Materials of Environmental Concern. All property that is leased to, controlled by or used by any of the Acquired Corporations is free of any asbestos or asbestos-containing material.

        2.15    Legal Proceedings; Orders.    Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no pending Legal Proceeding and, to the Company's knowledge, no Person has threatened to commence any Legal Proceeding, that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations. There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject.

        2.16    Vote Required.    Assuming the accuracy of the representation contained in Section 3.6, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders' Meeting (the "Required Company Stockholder Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and otherwise approve the Merger and the other transactions contemplated by this Agreement.

        2.17    Non-Contravention; Consents.    Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the Merger by the Company or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a)   contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of any of the Acquired Corporations or any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

        (b)   result in a violation of any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

        (c)   contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations, except where the contravention of, conflict with or violation of, any such terms or requirements would not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations; or

        (d)   contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (iii) accelerate the maturity or performance of any Material Contract, or (iv) cancel, terminate or modify any term of any Material Contract, except in each case where the contravention of, conflict with, or violation or breach of any such provision could not, individually or in the aggregate, have a Material Adverse Effect on the Acquired Corporations.

        Except as may be required by the Exchange Act, the DGCL, the HSR Act and the NASD Bylaws (as they relate to the Proxy Statement) none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

        2.18    Fairness Opinion.    The Company's board of directors has received the opinion of Bear, Stearns & Co. Inc. ("Bear Stearns"), financial advisor to the Company's board of directors, to the effect that, as of the date of the opinion, the Price Per Share is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and the affiliates, directors and employees of Parent and the Company). The Company will furnish an accurate and complete copy of the written confirmation of such opinion to Parent as soon as reasonably practicable after the date hereof.

        2.19    Financial Advisor.    Except for the amounts payable to Bear Stearns under that certain agreement dated May 8, 2002 by and between the Company and Bear Stearns no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Bear Stearns.

        2.20    Rights Plan.    The Company has taken all action so that (i) Parent shall not be an "Acquiring Person" under the Company Rights Agreement dated February 1, 2001, between the Company and U.S. Stock Transfer Corporation (the "Rights Agreement") by virtue of the approval, execution or delivery of this Agreement, the Voting Agreements, the performance of the transactions contemplated hereby or thereby, including the Merger or the announcement or consummation of this Agreement or the Merger, and (ii) the entering into of this Agreement, the Merger and the performance of the transactions contemplated hereby will not result in the grant of any rights to any Person under the Rights Agreement or enable or require any rights under the Rights Agreement to be exercised, distributed or triggered.

        2.21    Takeover Statutes.    Assuming the accuracy of the representation contained in Section 3.6, as of the date hereof and at all times on or prior to the Effective Time, the board of directors of the Company has and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other transactions contemplated by this Agreement.

        2.22    Full Disclosure.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time it is mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

ARTICLE 3.

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Due Organization; Subsidiaries.    Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and (ii) to own and use its assets in the manner in which its assets are currently owned and used. Each of Parent and Merger Sub is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent and Merger Sub, taken as a whole.

        3.2    Authority; Binding Nature of Agreement.    Each of Parent and Merger Sub has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held) has authorized and approved the execution, delivery and performance of this Agreement by Parent and approved the Merger. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub, as the case may be, in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3    Non-Contravention; Consents.    Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will directly or indirectly (with or without notice or lapse of time) (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, or (b) result in a violation by Parent or Merger Sub of any statute, rule, regulation, order, writ, injunction, judgment or decree to which Parent or Merger Sub is subject, except for any violation that has not had and will not have a Material Adverse Effect on Parent. Except as may be required by the Securities Act, the Exchange Act, state securities or "blue sky" laws, the DGCL, the HSR Act, any foreign antitrust law or regulation and the NASD Bylaws (as they relate to the Proxy Statement), Parent is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution, delivery or performance of this Agreement or the consummation of the Merger.

        3.4    Full Disclosure.    None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        3.5    Financial Ability.    Parent has the committed financing, or available cash on hand, to pay the Per Share Price as required under this Agreement.

        3.6    DGCL 203.    At no time during the three (3) years prior to the date hereof was Parent or any of its affiliates or associates an "interested stockholder" of the Company within the meaning of and as defined in Section 203 of the DGCL.

ARTICLE 4.

        4.1    Operation of the Company's Business.

        (a)   During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall: (i) ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of all Acquired Corporations Contracts that constitute Material Contracts; (ii) use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) provide all notices, assurances and support required by any Contract relating to any Proprietary Asset in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of any transfer or disclosure by any Acquired Corporation of any Proprietary Asset; (iv) keep in full force and effect (with the same scope and limits of coverage) all insurance policies in effect as of the date of this Agreement covering all material assets of the Acquired Corporations and (v) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Acquired Corporations' respective businesses.

        (b)   During the Pre-Closing Period, the Company shall not:

          (i)    declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except repurchases of unvested shares at cost in connection with the termination of the employment or consulting relationship with any employee or consultant pursuant to stock option or purchase agreements;

          (ii)   except as set forth in Schedule 4.1(b) with respect to grants of options to new employees during the Pre-Closing Period, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any Stock Rights, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that (A) the Company may issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

          (iii)  amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option or any related Contract;

          (iv)  amend or permit the adoption of any amendment to any of the Acquired Corporations Constituent Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (v)   form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (vi)  other than capital expenditures set forth on Schedule 4.1(b) of the Company Disclosure Schedule and as previously provided to Parent, make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $50,000; provided however, that, other than capital expenditures set forth on Schedule 4.1(b) of the Company Disclosure Schedule, the maximum amount of all capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period shall not exceed $100,000 in the aggregate;

          (vii) except in the ordinary course of business and consistent with past practice, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any material Acquired Corporations Contract;

          (viii)  enter into any Contract, or modify or amend any existing Contract, providing for (1) severance or termination pay, (2) indemnification, or (3) benefits which are contingent upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

          (ix)  other than capital expenditures set forth on Schedule 4.1(b) of the Company Disclosure Schedule, acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and not having a value, or not requiring payments to be made or received, in excess of $10,000 individually, or $100,000 in the aggregate), or waive or relinquish any material right;

          (x)   lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with past practices under the Company's credit facilities outstanding as of the date hereof (without any amendment or modification thereto));

          (xi)  (a) establish, adopt, amend, or make contributions to, any Company Employee Plan or collective bargaining agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers; or (b) become obligated to do any of the foregoing; provided, however, that the Company may make regular contributions to its employee benefit plans and may make the payments and increase the amount of wages paid to employees only as set forth on other than capital expenditures set forth on Schedule 4.1(b) of the Company Disclosure Schedule;

          (xii) except as set forth in Schedule 4.1(b), hire any new employee;

          (xiii)  change any of its methods of accounting or accounting practices in any respect except as required by generally accepted accounting principles;

          (xiv) make any material Tax election;

          (xv) commence or settle any material Legal Proceeding;

          (xvi) other than capital expenditures set forth on Schedule 4.1(b) of the Company Disclosure Schedule, enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;

          (xvii)  take or agree to take any action which would result in the failure to satisfy the conditions provided for in Section 6.1 or Section 6.2; or

          (xviii)  agree or commit to take any of the actions described in clauses "(i)" through "(xvii)" of this Section 4.1(b).

        4.2    No Solicitation.

        (a)   Neither the Company nor any of the other Acquired Corporations nor any of its or their respective Representatives shall directly or indirectly, (i) solicit, initiate, or knowingly encourage or induce the making, submission or announcement of any inquiries or the making of any proposal or offer related to an Acquisition Transaction or take any action that could reasonably be expected to lead to any such inquiries or the making of any such proposal or offer, (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Transaction or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Transaction, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Transaction, (iv) approve, endorse or recommend any Acquisition Transaction, (v) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Transaction, or (vi) enter into any letter of intent or similar document or any Contract having a primary purpose of effectuating, or which would effect, any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.2(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, or negotiations with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Acquired Corporations nor any of their Representatives have taken any actions inconsistent with any of the provisions set forth in this Section 4.2, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements, (3) at least 48 hours prior to furnishing any such nonpublic information to, or entering into discussions with or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person, a reasonably detailed description of such Superior Offer and of the Company's intention to furnish nonpublic information to, or enter into discussions with, or negotiations with such Person, (4) the Company receives from such Person an executed confidentiality agreement containing confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Mutual Nondisclosure Agreement dated August 6, 2003 between Parent and the Company (the "Nondisclosure Agreement") (provided that such confidentiality agreement will not prevent the Company from disclosing the terms of the Superior Offer to Parent and its Representatives or from otherwise complying with this Section 4.2(a)), and (5) contemporaneously with furnishing any additional nonpublic information to such Person, the Company furnishes such additional nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent) provided, that this Section 4.2(a) shall not prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or (ii) from making any disclosure to its stockholders if, in the good faith judgment of the Company board of directors, after receipt of advice from outside counsel, failure so to disclose would violate its fiduciary duties to the Company's stockholders under applicable Legal Requirements; it being expressly understood that nothing in this sentence shall be construed to limit or expand Parent's rights and the Company's obligations under each of Section 5.2 and Section 8.1(e). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.2 by the Company.

        (b)   The Company shall promptly advise Parent in writing of any inquiry or proposal or offer received by the Company or any of its Representatives related to an Acquisition Transaction or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period in connection with an Acquisition Proposal. The Company shall promptly notify Parent in writing of any material modification to any such inquiry, proposal or offer or request related to an Acquisition Transaction.

        (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Transaction. The Company shall not, without the prior written consent of Parent, amend the Rights Agreement or take any other action with respect to, or make any determination under, the Rights Agreement, including a redemption of the rights issuable under the Rights Agreement or any action to facilitate an Acquisition Transaction.

        (d)   The Company will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality, standstill or similar agreement in connection with its consideration of a possible Acquisition Transaction to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

ARTICLE 5.

        5.1    Proxy Statement.    As promptly as practicable after the date of this Agreement and in no event later than ten business days after the date hereof, the Company shall prepare and cause to be filed with the SEC the preliminary Proxy Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, and to respond promptly to any comments of the SEC or its staff. The Company will use all reasonable efforts to cause, and Parent shall cooperate with the Company in causing, the Proxy Statement to be mailed to the Company's stockholders, as promptly as practicable after filing with the SEC. The Company and Parent shall promptly furnish to the other party all information concerning such party and, with respect to the Company, the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations or Parent occurs, or if the Company or Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company or Parent, as the case my be, shall promptly inform the other party thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

        5.2    Company Stockholders' Meeting.

        (a)   The Company shall call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement to the stockholders of the Company. The Company shall exercise its reasonable efforts to obtain the required Company Stockholder Vote. The Company shall as promptly as practicable after the execution of the Agreement, retain a nationally recognized proxy solicitation firm reasonably acceptable to Parent (the "Proxy Solicitor") to assist the Company in the solicitation of proxies. Each of the Company and Parent shall ensure that all proxies solicited by or on behalf of the Company or Parent in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements, and the Company shall cooperate with, and provide reasonable access to, Parent to all matters relating to the solicitation of proxies. The Company agrees that Parent shall be permitted to reasonably communicate with the Proxy Solicitor regarding the solicitation. If the Company has not procured the Required Company Stockholder Vote, at the request of Parent, subject to receiving the required proxies sufficient to adjourn the Company Shareholders' Meeting and subject to applicable Legal Requirements, the Company shall adjourn or postpone the Company Stockholder Meeting once for a period of seven (7) days solely for the purpose of soliciting additional proxies in favor of the adoption of this Agreement.

        (b)   Subject to Section 5.2(c), the Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting (the recommendation of the Company's board of directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"). Subject to Section 5.2(c), the Company Board Recommendation shall not be withdrawn or modified or publicly proposed to be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

        (c)   Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent and such recommendation may be included in the Proxy Statement (or the withdrawal of the Company Board Recommendation may be noted therein) if, and only if: (A) an Acquisition Proposal to acquire all of the outstanding shares of Company Common Stock is made to the Company and is not withdrawn; (B) the Company provides Parent with at least two business days prior notice of any meeting of the Company's board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer; (C) the Company's board of directors determines in good faith (after consultation with the Company's financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes a Superior Offer; (D) the Company's board of directors determines in good faith, after consultation with the Company's outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company's board of directors to comply with its fiduciary obligations to the Company's stockholders under applicable law; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within two business days after Parent receives written notice from the Company confirming that the Company's board of directors has determined that such Acquisition Proposal is a Superior Offer (the "Recommendation Notice"); (F) the Company shall have released Parent from the provisions of any standstill or similar agreement restricting Parent from acquiring securities of the Company; and (G) neither the Acquired Corporations nor any of their Representatives shall have taken any actions inconsistent with any of the provisions set forth in this Section 5.2. After delivering the Recommendation Notice, the Company shall provide Parent at least two (2) business days to make such adjustment in the terms and conditions of this Agreement, and shall negotiate in good faith with respect thereto, as would enable the Company to proceed with its recommendation to stockholders of the Company without withdrawing or modifying the Company Board Recommendation in a manner adverse to Parent.

        (d)   The Company's obligation to call, give notice of and hold the Company Stockholders' Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

        5.3    Regulatory Approvals.    The Company and Parent shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Merger. The Company and Parent shall respond as promptly as practicable to (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the

Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided however, that any such action is conditioned upon the consummation of the Merger and such action when taken together with any similar action by Parent would not have a Material Adverse Effect on Parent at or after the Effective Time.

        5.4    Stock Options.

        (a)   At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms and conditions (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms and conditions of the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Option Exchange Ratio and rounding up to the nearest cent, and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction effected subsequent to the Effective Time. The term "Option Exchange Ratio" shall equal to the fraction (rounded to the third decimal point) obtained by dividing $7.00 by the Average Parent Closing Price. "Average Parent Closing Price" shall mean the average closing sales price for one share of Parent Common Stock on the Nasdaq National Market for the five (5) trading-day period ending on the first business day immediately preceding the Closing Date.

        (b)   The Company's board of directors shall take all action necessary to cause (i) any "Purchase Periods" (as defined in the Company ESPP) then in progress to be shortened by establishing a final "Purchase Date" (as also defined in the Company ESPP) as of a date prior to the Effective Time, and any Purchase Periods then in progress shall end on such new final Purchase Date, and (ii) the termination of the Company ESPP effective as of a time following such new final Purchase Date but at or prior to the Effective Time.

        5.5    Employee Benefits.    Parent agrees that all employees of the Company who continue employment with Parent or the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's retirement, health, vacation and other non-equity based employee benefit plans to the extent they were eligible to participate immediately before the Effective Time; provided, however, that nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such retirement, health, vacation or other employee benefit plan at any time. With respect to such benefits and to the extent permitted under the applicable employee benefit plans of Parent and under applicable Legal Requirements, credit for service accrued by Continuing Employees (and eligible dependents) for employment with any Acquired Corporation prior to the Effective Time shall be recognized (except to the extent necessary to prevent duplication of benefits), any pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under a similar or corresponding Company Employee Plan) and eligibility waiting periods applicable to any Continuing Employee of an Acquired Corporation under any group health plan shall be waived, and employees shall be given credit for amounts paid under any Company Employee Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable Company Employee Plan. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee of any Acquired Corporation to employment with Parent, the Surviving Corporation, any Acquired Corporation or any other Subsidiary of Parent and, subject to any other binding written agreement between an employee and Parent or the Surviving Corporation, the employment of each Continuing Employee shall be "at will" employment.

        5.6    Indemnification of Officers and Directors.

        (a)   All rights to indemnification and advancement of expenses existing in favor of those Persons who are or were directors and officers of the Company (the "Indemnified Persons") for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation or Bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement and as disclosed in the Company Disclosure Schedule), shall survive the Merger and shall be fully complied with by the Surviving Corporation, and Parent shall take all action necessary to cause the Surviving Corporation to fully comply with such rights, to the fullest extent permitted by Delaware law.

        (b)   From the Effective Time until the sixth anniversary of the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Persons with respect to acts or omissions occurring prior to the Effective Time, the existing policy of directors' and officers' liability insurance maintained by the Company as of the date of this Agreement (the "Existing Policy"); provided, however, that (i) Parent may substitute for the Existing Policy a policy or policies of no less favorable coverage, and (ii) Parent shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of 150% of the annual premium payable under the Existing Policy as of the date hereof (which the Company has represented to Parent is $882,000 per annum). In the event any future annual premiums for the Existing Policy (or any substitute policies) exceed 150% of such current annual premium, Parent shall be entitled to reduce the amount of coverage of the Existing Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to 150% of such current annual premium.

        5.7    Additional Agreements.

        (a)   Subject to Section 5.7(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement; (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

        (b)   Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement to: (i) dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset; (iv) hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding might not be advisable.

        (c)   During the Pre-Closing Period, the Company shall promptly notify Parent in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of the Company that, in each case of clauses (i) and (ii), would make the timely satisfaction of any condition set forth in Article 6 or Article 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. No notification given to Parent pursuant to this Section 5.7(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

        (d)   During the Pre-Closing Period, Parent shall promptly notify the Company in writing of (i) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (ii) any material breach of any covenant or obligation of Parent that, in each case of clauses (i) and (ii), would make the timely satisfaction of any condition set forth in Article 6 or Article 7 impossible or unlikely or that has had or would reasonably be expected to have a Material Adverse Effect on Parent. No notification given to the Company pursuant to this Section 5.7(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

        5.8    Disclosure.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of their respective Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) the other party shall have approved such disclosure, or (b) the other party shall have been advised by its outside legal counsel that such disclosure is required by applicable Legal Requirements; provided, however, that no such consultation or agreement shall be required if, prior to the date of such release or public statement, the Company shall have withheld, withdrawn, modified or refrained from making its recommendation in favor of adoption of this Agreement in compliance with Section 5.2(c). Notwithstanding anything to the contrary set forth herein, the parties to this Agreement acknowledge and agree that any party to this Agreement (and any employee, shareholder, representative or other agent of any party hereto) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the Merger and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided further however, that such disclosure may not be made to the extent the restrictions on disclosure are reasonably necessary to comply with any applicable federal or state securities laws; provided further that (i) the "tax treatment" of the Merger means the purported or claimed federal income tax treatment of the Merger, and (ii) the "tax structure" of the Merger means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the Merger. The preceding sentence is intended to cause the Merger to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, (the "Code") and shall be construed in a manner consistent with such purpose.

        5.9    Access and Investigation.    During the Pre-Closing Period, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations (including the status of product development efforts); and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

        5.10    Registration Statement.    On the first business day after the Effective Time, Parent shall file a registration statement on Form S-8 with the SEC covering the issuance of all shares of Parent's common stock issuable upon exercise of any Company Option assumed by Parent in connection with the Merger.

ARTICLE 6.

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations.    The representations and warranties of the Company contained in this Agreement, other than those contained in Section 2.3, shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that, in each case, any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications, contained in such representations and warranties shall be disregarded, and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded). The representations and warranties of the Company contained in Section 2.3 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except for de minimus inaccuracies.

        6.2    Performance of Covenants.    Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        6.3    Stockholder Approval.    This Agreement shall have been duly adopted by the vote of the stockholders of the Company required by applicable Legal Requirements.

        6.4    Agreements and Documents.    Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3 and 6.5 have been duly satisfied.

        6.5    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations.

        6.6    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable material foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable material foreign antitrust law or regulation shall have been obtained.

        6.7    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

        6.8    No Governmental Litigation.    There shall not be pending or threatened in writing any Legal Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any Subsidiary of Parent to own the assets or operate the business of the Acquired Corporations; or (e) seeking to compel Parent or the Company, or any Subsidiary of Parent or the Company, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

ARTICLE 7.

        The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties of Parent contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date), except that any inaccuracies in such representations and warranties will be disregarded if, after aggregating all inaccuracies of such representations and warranties as of the date of this Agreement and as of the Closing Date (without duplication), such inaccuracies and the circumstances giving rise to all such inaccuracies do not constitute a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (all "Material Adverse Effect" qualifications and other materiality qualifications, and any similar qualifications, contained in such representations and warranties shall be disregarded).

        7.2    Performance of Covenants.    Each covenant and obligation that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

        7.3    Stockholder Approval.    This Agreement shall have been duly adopted by the vote of the stockholders of the Company required by applicable Legal Requirements.

        7.4    Documents.    The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

        7.5    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and any similar waiting period under any applicable material foreign antitrust law or regulation shall have expired or been terminated; and any Consent required under any applicable material foreign antitrust law or regulation shall have been obtained.

        7.6    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8.

        8.1    Termination.    This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the stockholders of the Company at the Company Stockholders' Meeting):

        (a)   by mutual written consent of Parent and the Company;

        (b)   by either Parent or the Company if the Merger shall not have been consummated by January 31, 2004 (the "Termination Date"); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Termination Date is primarily attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time.

        (c)   by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d)   by either Parent or the Company if (i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have taken a final vote on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at the Company Stockholders' Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the vote of the stockholders of the Company required by applicable Legal Requirements; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach of this Agreement.

        (e)   by Parent if a Triggering Event shall have occurred;

        (f)    by Parent if (i) any of the Company's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) any of the Company's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied as of the time of such breach (assuming the Closing Date were as of such time); provided, however, that if an inaccuracy in any of the Company's representations and warranties or a breach of a covenant by the Company is curable by the Company and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach; or

        (g)   by the Company if (i) any of Parent's representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied as of the time such representation or warranty shall have become inaccurate (assuming the Closing Date were as of such time), or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied as of the time of such breach (assuming the Closing Date were of such time); provided, however, that if an inaccuracy in any of Parent's or Merger Sub's representations and warranties or a breach of a covenant by Parent or Merger Sub is curable by Parent or Merger Sub and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach until 30 days subsequent to the date of such inaccuracy or breach.

        8.2    Effect of Termination.    In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Article 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty, covenant or obligation contained in this Agreement.

        8.3    Expenses; Termination Fees.

        (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the

Company shall share equally all fees and expenses (and each party shall promptly reimburse the other for any portion of the fees paid on such party's behalf by the other party), other than attorneys' and accountants' fees, incurred in connection with the filing by the parties hereto of the pre-merger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

        (b)   In the event that this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall pay to Parent cash in an amount equal to twice the aggregate amount of expenses, including legal fees and other professional fees, documented as incurred by Parent or any of its affiliates in connection with the transactions contemplated under this Agreement, provided, however, that under no circumstances shall the amount owed under this Section 8.3(b) exceed Two Million Dollars ($2,000,000) (the "Expense Amount"). In the event of termination of this Agreement by Parent pursuant to Section 8.1(d), the Company shall pay the Expense Amount promptly, but in no event later than two business days following such termination. In the event of termination of this Agreement by the Company pursuant to Section 8.1(d), the Company shall pay the Expense Amount concurrently with, and as a condition precedent to, such termination.

        (c)   In the event that:

          (i)    (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), and (B) at or prior to the time of the termination of this Agreement an Acquisition Transaction shall have been publicly disclosed, announced, commenced, submitted or made, and (C) within nine (9) months after such termination the Company enters into a letter of intent or other Contract relating to an Acquisition Transaction; or

          (ii)   (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b), and (B) at the time of the termination of this Agreement an Acquisition Transaction shall have been disclosed, announced, commenced, submitted or made, and (C) within nine (9) months after such termination the Company enters into a letter of intent or other Contract relating to an Acquisition Transaction; or

          (iii)  this Agreement is terminated by Parent pursuant to Section 8.1(e), then, in each case of clauses (i) through (iii) above, the Company shall pay to Parent, in cash a nonrefundable fee in the amount equal to $7,000,000 (the "Termination Fee").

        (d)   The Termination Fee shall be paid by the Company simultaneously with or prior to, and in either case as a condition precedent to, the Company entering into the letter of intent or other Contract relating to an Acquisition Transaction as contemplated in clause (C) of any of Sections 8.3(c)(i), 8.3(c)(ii). If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Termination Fee shall be paid to Parent by the Company within two business days following such termination.

        (e)   The parties acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay when due any amount payable under this Section 8.3, then the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

ARTICLE 9.

        9.1    Amendment.    This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after adoption of this Agreement by the stockholders of the Company); provided, however, that after any such adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        9.2    Waiver.

        (a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

        (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        9.3    No Survival of Representations and Warranties.    None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

        9.4    Entire Agreement.    This Agreement and the other agreements referred to herein constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Nondisclosure Agreement shall remain in full force and effect.

        9.5    Applicable Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state courts located in the State of Delaware; (b) each of the parties irrevocably waives any claim of improper venue or any claim that the foregoing courts are an inconvenient forum; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

        9.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        9.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Except as set forth in Section 5.6, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        9.8    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly given on the day of delivery if delivered by hand or facsimile (with confirmation of delivery), or on the second business day after being sent by registered overnight mail, return receipt requested, by overnight courier or overnight express delivery service or by facsimile (in each case, with confirmation of delivery) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  if to Parent or Merger Sub:

  APPLIED MICRO CIRCUITS CORPORATION
  6290 Sequence Drive
  San Diego, CA 92191
  Attn: General Counsel
  Fax: (858) 535-6800

  with a copy to (which copy shall not constitute notice):

  PAUL, HASTINGS, JANOFSKY & WALKER LLP
  3579 Valley Centre Drive
  San Diego, CA 92130
  Attn: Carl R. Sanchez, Esq.
  Fax: (858) 720-2555

  if to the Company:

  JNI CORPORATION
  10945 Vista Sorrento Parkway
  San Diego, CA 92130
  Attn: Chief Executive Officer
  Fax: (858) 523-7005

  with copies to (which copies shall not constitute notice):

  GRAY CARY WARE & FREIDENRICH LLP
  4365 Executive Drive, Suite 1100
  San Diego, CA 92121-2133
  Attn: Scott Stanton, Esq.
  Fax: (858) 677-1477

        9.9    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

        9.10    Construction.

        (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

        (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

        (d)   Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of and Exhibits to this Agreement.

        9.11    Waiver of Jury Trial.    Each of Parent, the Company and Merger Sub hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of Parent, the Company or Merger Sub in the negotiations, administration, performance and enforcement hereof.

        9.12    Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

        9.13    Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

APPLIED MICRO CIRCUITS CORPORATION
By: /s/ DAVID RICKEY Name: David Rickey Title: Chairman and CEO
AZURE ACQUISITION CORP.
By: /s/ DAVID MERSTEN Name: David Mersten Title: Vice President and Secretary
JNI CORPORATION
By: /s/ RUSSELL STERN Name: Russell Stern Title: CEO, President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "Acquired Corporation Contract" shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is bound or under which any of the Acquired Corporations has any obligation; or (c) under which any of the Acquired Corporations has any right or interest.

        "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to any of the Acquired Corporations or otherwise used by any of the Acquired Corporations.

        "Acquisition Proposal" shall mean any bona fide, unsolicited, written proposal (which is not withdrawn) contemplating or otherwise relating to any Acquisition Transaction.

        "Acquisition Transaction" shall mean any transaction or series of transactions (other than the Merger) involving:

        (a)   any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which (i) any of the Acquired Corporations is a constituent corporation, (ii) a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing at least 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) any of the Acquired Corporations issues securities representing at least 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;

        (b)   any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or of assets or rights that are part of the Company's ASICS business or that constitute or account for 15% or more of the consolidated net revenues, net income or assets of any of the Acquired Corporations; or

        (c)   any liquidation or dissolution of any of the Acquired Corporations.

provided, however, that for the purposes of Sections 8.3(c)(i) and 8.3(c)(ii) hereof, "Acquisition Transaction" shall have the meaning set forth above, but each reference to "15%" shall be replaced by "50%."

        "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

        "business day" shall mean a day on which banks in New York City are not closed or required by law to close.

        "Company Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

        "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company signed by a duly authorized officer of the Company and delivered by the Company to Parent prior to or on the date of execution of this Agreement.

        "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        "Environmental Law" means any Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling of or exposure of any individual to Materials of Environmental Concern.

        "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASD).

        "Material Adverse Effect" An event, fact, violation, breach, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, fact, violation, breach, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have or give rise to a material adverse effect on (i) the business, financial condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate the Merger or any of the other transactions contemplated by the Agreement or to perform any of its obligations under the Agreement, or (iii) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, to constitute a Material Adverse Effect on the Acquired Corporations: (a) any change in and of itself in the market price or trading volume of the Company's stock after the date hereof (it being understood that the foregoing shall not prevent Parent from asserting that any underlying cause of such change in stock price or trading volume independently or in combination with other causes constitutes such a Material Adverse Effect on the Acquired Corporations); (b) any failure by the Company to meet internal projections or forecasts or the financial projections of any analyst or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released); (c) any adverse change, effect, occurrence, state of facts or development attributable to conditions affecting the industries in which the Acquired Corporations participate, the U.S. economy as a whole or foreign economies in any locations where an Acquired Corporation has material operations or sales, or (d) any nongovernmental litigation arising out of or attributable to the announcement or pendency of Merger; and provided, further that a Material Adverse Effect on the Acquired Corporations shall be deemed to have occurred conclusively, and without any other fact being considered, (A) if the Closing Date occurs prior to December 31, 2003, on the Closing Date the Company shall have cash and cash equivalents of less than $78,000,000, without giving effect to reductions in cash for payments paid by the Company or any of its affiliates in connection with the transactions contemplated under this Agreement or (B) if the Closing Date occurs after December 31, 2003, and on the Closing Date the Company has cash and cash equivalents of less than an amount equal to (i) $78,000,000, minus (ii) the product of (x) the number of days after December 31, 2003 on which the Closing Date actually occurs multiplied by (y) $5,000,000 divided by 90, without giving effect to reductions in cash for payments paid by the Company or any of its affiliates in connection with the transactions contemplated under this Agreement. An event, fact, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, fact, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) had or could reasonably be expected to have a material adverse effect on the ability of Parent to pay the aggregate Per Share Price and to consummate the Merger.

        "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Parent Common Stock" shall mean the common stock, $0.01 par value per share, of Parent.

        "Parent Contract" shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

        "Person" shall mean any individual, Entity or Governmental Body.

        "Proprietary Asset" shall mean any: (a) registered patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), registered service mark application, registered copyright, copyright application, registered maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

        "Proxy Statement" shall mean the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

        "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

        "SEC" shall mean the United States Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Subsidiary" An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or at least 50% of the outstanding equity or financial interests of such Entity.

        "Superior Offer" shall mean an Acquisition Proposal made by any Person or Persons other than Parent on terms that the board of directors of the Company determines, in its good faith judgment, after consultation with its financial advisor of nationally recognized reputation to be more favorable to the Company's stockholders from a financial point of view than the terms of the Merger; provided, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed or is not reasonably capable of being obtained by such third party on a timely basis.

        "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        A "Triggering Event" shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to recommend that the Company's stockholders vote to adopt this Agreement, or shall have withdrawn or modified or publicly proposed to be withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iii) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Transaction or shall have resolved or announced an intention to do so; (iv) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Transaction; (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; it being understood that taking no position or indicating its inability to take a position does not constitute recommending a rejection of such tender or exchange offer; (vi) an Acquisition Transaction (other than a transaction contemplated in clause (v) above) is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Transaction within ten business days after such Acquisition Transaction is announced; or (vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in Section 4.2(a)(i)-(vi).

Annex B

VOTING AGREEMENT

        This Voting Agreement ("Agreement") is made and entered into as of August    , 2003, by and between Applied Micro Circuits Corporation, a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of JNI Corporation, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Merger Agreement (as defined below).

RECITALS

        WHEREAS, Stockholder is the holder of record and the "beneficial owner" (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Azure Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub") and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

        WHEREAS, as a condition and inducement to Parent's willingness to enter into the Merger Agreement, Stockholder has agreed to execute and deliver this Agreement.

        NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

        1.    Agreement to Vote Shares.    Prior to the Termination Date, at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, Stockholder shall vote the Subject Securities: (a) in favor of adoption of the Merger Agreement and approval of the Merger, (b) against any proposal for any Acquisition Transaction (as defined in the Merger Agreement), other than the Merger, between the Company and any Person or entity other than Parent and (c) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        2.    Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent a proxy in the form attached hereto (the "Proxy"), which shall be irrevocable to the extent provided in Section 212 of the Delaware General Corporation Law, with respect to the shares referred to therein.

        3.    Agreement to Retain Shares.

          (a)    Restriction on Transfer.    Except as otherwise provided in Section 3(c), during the period from the date of this Agreement through the Termination Date, Stockholder shall not, directly or indirectly, cause or permit any Transfer of any of the Subject Securities to be effected.

          (b)    Restriction on Transfer of Voting Rights.    During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy (other than the Proxy granted herein)

  is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

          (c)    Permitted Transfers.    Section 3(a) shall not prohibit a transfer of Company Common Stock by Stockholder (i) upon the death of Stockholder, or (ii) if Stockholder is a partnership or limited liability company, to one or more partners or members of Stockholder or to an affiliated corporation under common control with Stockholder; provided, however, that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by the terms of this Agreement and delivers a Proxy to Parent in substantially the form of the Proxy attached hereto.

        4.    Waiver of Appraisal Rights.    Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger or any related transaction that Stockholder may have by virtue of any outstanding shares of Company Common Stock Owned by Stockholder.

        5.    Representations, Warranties and Covenants of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Due Authorization, Etc.    All consents, approvals, authorizations and orders necessary for the execution and delivery by Stockholder of this Agreement and the Proxy have been obtained, and Stockholder has full right, power and authority to enter into this Agreement and the Proxy. This Agreement and the Proxy have been duly executed and delivered by Stockholder and constitute valid and binding agreements of Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and subject to general principles of equity.

          (b)    No Conflict.    The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of his or its affiliates or properties is or may be bound or affected.

          (c)    Title to Securities.    As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading "Shares Held of Record" on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading "Options and Other Rights" on the signature page hereof; (c) Stockholder Owns the additional securities of the Company set forth under the heading "Additional Securities Beneficially Owned" on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

          (d)    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

        6.    Additional Covenants of Stockholder.

          (a)    Further Assurances.    From time to time and without additional consideration, Stockholder shall (at Stockholder's sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at Stockholder's sole expense) take such further actions, as Parent may request for the purpose of carrying out and furthering the intent of this Agreement.

        7.    Miscellaneous.

          (a)    Survival of Representations, Warranties and Agreements.    All representations and warranties made by Stockholder in this Agreement shall survive (i) the consummation of the Merger, and (ii) the Termination Date.

          (b)    Assignment; Binding Effect.    Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his heirs, estate, executors and personal representatives and his or its successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Without limiting any of the restrictions set forth in Section 3(a) or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement is intended to confer on any Person (other than Parent and its successors and assigns) any rights or remedies of any nature.

          (c)    Indemnification.    Stockholder shall hold harmless and indemnify Parent and Parent's affiliates from and against, and shall compensate and reimburse Parent and Parent's affiliates for, any loss, damage, claim, liability, fee (including attorneys' fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Parent or any of Parent's affiliates, or to which Parent or any of Parent's affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to, (a) any inaccuracy in or breach of any representation or warranty contained in this Agreement, or (b) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement or in the Proxy.

          (d)    Specific Performance.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the Proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement or in the Proxy, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Parent nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(d), and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

          (e)    Waiver.    No failure on the part of Parent to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Parent shall not be deemed to have waived any claim available to Parent arising out of this Agreement, or any power, right, privilege or remedy of Parent under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (f)    Governing Law; Venue.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal action or other legal proceeding relating to this Agreement or the Proxy or the enforcement of any provision of this Agreement or the Proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Stockholder:

            (i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding;

            (ii)   agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

            (iii)  agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and

            (iv)  agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the State of Delaware, any claim that Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

  Nothing contained in this Section 7(f) shall be deemed to limit or otherwise affect the right of Parent to commence any legal proceeding or otherwise proceed against Stockholder in any other forum or jurisdiction.

  HOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

          (g)    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall constitute one instrument.

          (h)    Entire Agreement.    This Agreement, the Proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

          (i)    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          (j)    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below, or as subsequently modified by written notice.

          (k)    Attorneys' Fees.    If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against Stockholder, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

          (l)    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

          (m)    Construction.

            (i)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

            (ii)   The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

            (iii)  As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

            (iv)  Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

        8.    Certain Definitions.    For purposes of this Agreement,

        (a)   "Company Common Stock" shall mean the common stock, par value $0.001 per share, of the Company.

        (b)   Stockholder shall be deemed to "Own" or to have acquired "Ownership" of a security if Stockholder is the "beneficial owner" within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 of such security.

        (c)   "Person" shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) Governmental Body.

        (d)   "Subject Securities" shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which

Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

        (e)   The term "Termination Date" means the earlier to occur of the date of the consummation of the transactions contemplated by the Merger Agreement or the date the Merger Agreement terminates in accordance with its terms.

        (f)    A Person shall be deemed to have a effected a "Transfer" of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) reduces such Person's beneficial ownership of, interest in or risk relating to such security.

        The parties have caused this Agreement to be duly executed on the date first above written.

PARENT:
APPLIED MICRO CIRCUITS CORPORATION
By:

Name:

Title:

Address for notices:

STOCKHOLDER:
Name:

Address for notices:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

IRREVOCABLE PROXY

        The undersigned stockholder (the "Stockholder") of JNI Corporation, a Delaware corporation (the "Company"), hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints David Mersten and Steve Smith, and Applied Micro Circuits Corporation, a Delaware corporation ("Parent"), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to (i) the outstanding shares of capital stock of the Company owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy, and (ii) any and all other shares of capital stock of the Company which the Stockholder may acquire on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses "(i)" and "(ii)" of the immediately preceding sentence are collectively referred to as the "Shares.") Upon the undersigned's execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares at any time prior to the Termination Date (as defined below).

        This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith, by and between Parent and the undersigned stockholder, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, by and among the Company, Parent and Azure Acquisition Corp., a Delaware corporation ("Merger Sub"). The Merger Agreement provides for the merger of Merger Sub with and into the Company (the "Merger"). As used herein, the term "Termination Date" shall mean the earlier to occur of (i) the date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) the date the Merger Agreement shall terminate in accordance with its terms.

        The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned's attorney and proxy to vote the Shares, and to exercise all voting and other rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting: (i) in favor of approval and adoption of the Merger and the Merger Agreement and in favor of any matter that could reasonably be expected to facilitate the Merger, (ii) against any proposal for any Acquisition Transaction, other than the Merger, between the Company and any person or entity (other than Parent or Merger Sub) and (iii) against any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled.

        This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

        If any provision of this proxy or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this proxy. Each provision of this proxy is separable from every other provision of this proxy, and each part of each provision of this proxy is separable from every other part of such provision.

Dated: August    , 2003

(Signature of Stockholder)

(Print Name of Stockholder)
Number of shares of common stock of the Company owned of record as of the date of this proxy:

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
RIGHTS OF DISSENTING STOCKHOLDERS

SECTION 262. APPRAISAL RIGHTS.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, §258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 82, L. '01, eff. 7-1-01.)

ANNEX D

August 28, 2003

The Board of Directors
JNI Corporation
10945 Vista Sorrento Parkway
San Diego, CA 92130

Ladies and Gentlemen:

        We understand that Applied Micro Circuits Corporation ("AMCC"), Azure Acquisition Corp. ("Merger Sub"), and JNI Corporation ("JNI") intend to enter into an Agreement and Plan of Merger (the "Agreement") dated August 28, 2003, pursuant to which Merger Sub shall be merged with and into JNI and the separate existence of Merger Sub shall cease (the "Transaction"). Each share of JNI common stock then outstanding at the time of the merger shall be converted, subject to certain exceptions, into the right to receive $7.00 in cash per share (the "Purchase Price"), and JNI shall become a subsidiary of AMCC.

        You have asked us to render our opinion as to whether the Purchase Price is fair, from a financial point of view, to the stockholders of JNI other than AMCC and the affiliates, directors and employees of JNI and AMCC (the "Public Stockholders").

        In the course of performing our review and analyses for rendering this opinion, we have:

  •
  reviewed the draft dated August 28, 2003 of the Agreement;

  •
  reviewed JNI's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2003, and its Reports on Form 8-K filed during the three years ended the date hereof;

  •
  reviewed certain operating and financial information relating to JNI's business and prospects, including quarterly projections for the 18 months ending December 31, 2004, all as prepared and provided to us by JNI's management;

  •
  met with certain members of JNI's senior management to discuss JNI's business, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices, trading multiples and trading volume of the common shares of JNI;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to JNI;

  •
  reviewed the terms of recent mergers and acquisitions of technology companies which we deemed generally comparable to JNI and the Transaction; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by JNI, including, without limitation, the quarterly projections referred to above. With respect to JNI's projected financial results, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of JNI as to the expected future performance of JNI. We have not assumed any responsibility for the independent verification of any such information or of the projections provided to us, and we have further relied upon the assurances

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of the senior management of JNI that they are unaware of any facts that would make such information or projections incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of JNI, nor have we been furnished with any such appraisals. During the course of our engagement, we were not asked by the Board of Directors to conduct an auction for the sale of JNI. We have assumed that the Agreement will be in all material respects identical to the draft Agreement we reviewed dated August 28, 2003. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on JNI.

        We do not express any opinion as to the price or range of prices at which the shares of common stock of JNI may trade subsequent to the announcement of the Transaction.

        We have acted as a financial advisor to JNI in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by JNI to provide certain investment banking and financial advisory services for which we received customary fees. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of JNI and/or AMCC for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of JNI and does not constitute a recommendation to the Board of Directors of JNI or any holders of JNI common stock as to how to vote in connection with the Transaction. This opinion does not address JNI's underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for JNI or the effects of any other transaction in which JNI might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of JNI common stock in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price is fair, from a financial point of view, to the Public Stockholders of JNI.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ MARK ROBERTS Senior Managing Director

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JNI Corporation

SPECIAL MEETING OF STOCKHOLDERS
OCTOBER 28, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF JNI CORPORATION

        The undersigned stockholder of JNI Corporation, a Delaware corporation ("JNI"), hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated September 23, 2003, and, revoking all prior proxies, hereby appoints Russell Stern and Paul Kim, each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of JNI to be held at the offices of JNI at 10945 Vista Sorrento Parkway, San Diego, California 92130, at 10:00 a.m. local time on Tuesday, October 28, 2003, and at any adjournment or postponement thereof, on the matters set forth in this proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

(PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE AND RETURN TO THE BANK)

1.
To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 28, 2003, by and among Applied Micro Circuits Corporation, a Delaware corporation ("AMCC"), Azure Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AMCC ("Merger Sub"), and JNI, and to approve the merger of JNI with Merger Sub pursuant to which JNI will become a wholly-owned subsidiary of AMCC and each outstanding share of JNI common stock will be converted into the right to receive $7.00 in cash.

  ☐ FOR        ☐ AGAINST        ☐ ABSTAIN

  Our Board of Directors unanimously recommends that you vote FOR approval of this proposal.

2.
To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

  ☐ FOR        ☐ AGAINST        ☐ ABSTAIN

  Our Board of Directors unanimously recommends that you vote FOR approval of this proposal.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Proxy cards properly executed and returned without direction will be voted "for" the proposals. Proxy cards voted "against" the adoption of the merger agreement and approval of the merger (proposal 1) and without directions with respect to proposal 2 will not be voted "for" adjournment or postponement of the special meeting.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the stockholder is a corporation, please sign the full corporate name by a duly authorized officer. If the stockholder is a partnership, please sign the partnership name by an authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated: ________________, 2003

INDIVIDUAL OR JOINT HOLDER:

Signature
Print Name Here
Signature (if held jointly)
Print Name Here
CORPORATE OR PARTNERSHIP HOLDER:
Company Name
By:
Its:

QuickLinks

CAUTION REGARDING FORWARD-LOOKING STATEMENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
THE SPECIAL MEETING
THE COMPANIES
THE MERGER
THE MERGER AGREEMENT AND VOTING AGREEMENTS
REGULATORY MATTERS
CERTAIN LITIGATION
MARKET PRICE AND DIVIDEND DATA
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
STOCKHOLDER PROPOSALS
Annex A
AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE 1.
ARTICLE 2.
ARTICLE 3.
ARTICLE 4.
ARTICLE 5.
ARTICLE 6.
ARTICLE 7.
ARTICLE 8.
ARTICLE 9.
CERTAIN DEFINITIONS
Annex B
VOTING AGREEMENT
RECITALS
IRREVOCABLE PROXY
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW RIGHTS OF DISSENTING STOCKHOLDERS